EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


                            Dated as of July 12, 2003


                                  by and among


                     AMERICAN HOME MORTGAGE HOLDINGS, INC.,
                             a Delaware corporation


                              AHM NEW HOLDCO, INC.,
                             a Maryland corporation


                                       and


                          APEX MORTGAGE CAPITAL, INC.,
                             a Maryland corporation

                                TABLE OF CONTENTS


ARTICLE I      THE MERGER

      1.1   The Merger
      1.2   Closing
      1.3   Effective Time
      1.4   Effects of the Merger
      1.5   Organizational Documents
      1.6   Directors and Officers of Surviving Corporation
      1.7   Effect on Capital Stock
      1.8   Further Assurances
      1.9   Tax Consequences
      1.10  Board of Directors of AHM

ARTICLE II     EXCHANGE OF CERTIFICATES

      2.1   Exchange Fund
      2.2   Exchange of Shares
      2.3   Investment of the Exchange Fund
      2.4   Withholding Rights


ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      3.1   Organization, Standing and Power of the Company
      3.2   Capital Structure; Subsidiaries
      3.3   Authority; No Violations
      3.4   Company SEC Reports; Financial Statements
      3.5   Absence of Liabilities
      3.6   Compliance
      3.7   Absence of Certain Changes or Events
      3.8   Taxes
      3.9   Investment Company Act
      3.10  Mortgage Backed Securities
      3.11  Mortgage Loans
      3.12  Insurance
      3.13  Opinion of Company Financial Advisor
      3.14  Brokers or Finders
      3.15  Litigation
      3.16  Employee Benefit Plans; ERISA
      3.17  Vote Required
      3.18  Material Contracts
      3.19  Company Rights Plan Inapplicable
      3.20  Certain Agreements
      3.21  No Material Adverse Effect

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF AHM AND NEW HOLDCO

      4.1   Organization, Standing and Power
      4.2   Capital Structure; Subsidiaries
      4.3   Authority; No Violations
      4.4   AHM SEC Reports; Financial Statements
      4.5   Absence of Liabilities
      4.6   Compliance
      4.7   Absence of Certain Changes or Events
      4.8   Taxes
      4.9   Investment Company Act
      4.10  Mortgage Backed Securities
      4.11  Mortgage Loans
      4.12  Insurance
      4.13  Opinion of AHM Financial Advisor
      4.14  Brokers or Finders
      4.15  Litigation
      4.16  Employee Benefit Plans; ERISA
      4.17  Vote Required
      4.18  Material Contracts
      4.19  Interim Operations of New Holdco
      4.20  Certain Agreements
      4.21  No Material Adverse Effect


ARTICLE V      COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.1   Covenants of the Company
      5.2   Covenants of AHM and New Holdco
      5.3   Final Company Dividend

ARTICLE VI     ADDITIONAL AGREEMENTS

      6.1   Preparation of Joint Proxy Statement/Prospectus and
            Registration Statement
      6.2   Access to Information
      6.3   Stockholders Meetings
      6.4   Approvals
      6.5   Notice of Defaults
      6.6   Acquisition Proposals
      6.7   Fees and Expenses
      6.8   Directors' and Officers' Indemnification and Insurance
      6.9   Public Announcements
      6.10  Listing on NASDAQ
      6.11  Company Stock Options
      6.12  Deposit of Escrow Amount; Payment of Termination Fee
      6.13  Lock-Up
      6.14  Section 368(a) Reorganization


ARTICLE VII    CONDITIONS PRECEDENT

      7.1   Conditions to Each Party's Obligation to Effect the Merger
      7.2   Additional Conditions to Obligations of AHM and New Holdco
      7.3   Additional Conditions to Obligations of the Company

ARTICLE VIII   TERMINATION AND AMENDMENT

      8.1   Termination
      8.2   Effect of Termination
      8.3   Amendment
      8.4   Extension; Waiver

ARTICLE IX     GENERAL PROVISIONS

      9.1   Non-Survival of Representations, Warranties and Agreements
      9.2   Notices
      9.3   Interpretation
      9.4   Counterparts
      9.5   Damages; Equitable Relief
      9.6   Entire Agreement; Third Party Beneficiaries
      9.7   Governing Law
      9.8   Severability
      9.9   Waiver of Jury Trial
      9.10  Submission to Jurisdiction
      9.11  Definitions

EXHIBITS

EXHIBIT A. ....Form of Company Voting Agreement
EXHIBIT B. ....Form of AHM Voting Agreement
EXHIBIT C. ....Third Amendment to Management Agreement
EXHIBIT D. ....Escrow Agreement
EXHIBIT E. ....New Holdco Charter
EXHIBIT F. ....New Holdco Bylaws
EXHIBIT G. ....Form of Lock-Up Agreement
EXHIBIT H. ....Form of Opinion of AHM's Tax Counsel to AHM
EXHIBIT I-1. ..Form of Officer's Certificate of the Company in Support of
                  Tax Opinions
EXHIBIT I-2. ..Form of Officer's Certificate of AHM in Support of Tax
                  Opinions
EXHIBIT J. ....Form of REIT Opinion of Company's Tax Counsel to the Company
EXHIBIT K. ....Form of Opinion of the Company's Tax Counsel to the Company
EXHIBIT L. ....Form of REIT Opinion of AHM's Tax Counsel to AHM


SCHEDULES

SCHEDULE A. ...Company Significant Stockholders
SCHEDULE B. ...AHM Significant Stockholders
SCHEDULE C. ...Board of Directors of New Holdco
SCHEDULE D. ...List of Lock-Up Parties
SCHEDULE 1.7. .Valuation Methodology
SCHEDULE 7.2(h)...Investment Guidelines

Company Disclosure Schedule
AHM Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 12, 2003, by and among American Home Mortgage Holdings, Inc., a Delaware corporation ("AHM"), AHM New Holdco, Inc., a Maryland corporation and a wholly-owned subsidiary of AHM ("New Holdco"), and Apex Mortgage Capital, Inc., a Maryland corporation (the "Company").

      THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

      A. The Board of Directors of the Company, upon the recommendation of a duly authorized special committee of independent directors (such committee, including any later reconstitution of such committee, being the "Special Committee"), and the respective Boards of Directors of AHM and New Holdco have each approved and deem it advisable and in the best interests of their respective stockholders to consummate the acquisition of the Company by New Holdco upon the terms and subject to the conditions set forth in this Agreement.

      B. In furtherance of the acquisition of the Company by New Holdco, the respective Boards of Directors of AHM, New Holdco and the Company have approved this Agreement and the merger of the Company with and into New Holdco, with New Holdco being the surviving corporation in such merger (the "Merger"), and AHM, as the sole stockholder of New Holdco, has approved the Merger (this Agreement and all other documents to be executed by the Company, AHM and New Holdco or any of such parties in connection with the transactions contemplated hereby and thereby shall be hereinafter referred to as the "Transaction Documents," and the transactions contemplated hereby, including, without limitation, the Reorganization (as defined below), and thereby shall be hereinafter referred to as the "Transactions").

      C. Prior to the Effective Time (as defined below), New Holdco shall form a Delaware corporation as a wholly-owned subsidiary of New Holdco ("Merger Sub"). Immediately prior to the Merger, AHM shall merge with and into Merger Sub, with AHM as the surviving corporation (the "Reorganization"), and by virtue of the Reorganization and without any action on the part of AHM or Merger Sub, or the holders of capital stock of either of them, each share of common stock, par value $0.01 per share, of AHM ("AHM Common Stock") issued and outstanding as of such time (other than shares of AHM Common Stock that are held by New Holdco or Merger Sub or any Subsidiary of them, which shall be cancelled) shall be converted into and become one fully-paid and non-assessable share of common stock, par value $0.01 per share, of New Holdco ("New Holdco Common Stock"), such that immediately prior to the Effective Time the authorized capital stock of New Holdco shall be as set forth in Section 4.2(b) hereof. At the Effective Time, each share of New Holdco Common Stock shall remain outstanding and shall thereafter be one fully-paid and non-assessable share of common stock of the Surviving Corporation (as defined below). Upon consummation of the Merger, the Surviving Corporation shall be authorized to use the name "Apex Mortgage Capital, Inc." to the extent of the Company's rights to use the name "Apex Mortgage Capital, Inc." for a period not to exceed six (6) months following the Effective Time, subject to the terms of the Settlement Agreement and Consent to Use Agreement contemplated to be entered into by the Company and others prior to Closing; thereafter, the Surviving Corporation shall not be authorized to use the names "Apex Mortgage Capital, Inc.", "Apex Mortgage", "Apex" or any derivative thereof. The respective Boards of Directors of AHM and New Holdco have approved the Reorganization.

      D. Concurrently with both the execution and the delivery of this Agreement and as a condition and inducement to each party's willingness to enter into this Agreement, (i) the stockholders of the Company listed on Schedule A attached hereto ("Company Significant Stockholders"), which collectively own approximately 2.4% of the outstanding shares of Company Common Stock (as defined in Section 1.7 below), shall execute and deliver to AHM a voting agreement in substantially the form attached hereto as Exhibit A (the "Company Voting Agreement"); and (ii) each of the stockholders of AHM listed on Schedule B attached hereto ("AHM Significant Stockholders"), which collectively own approximately 27.2% of the outstanding shares of AHM Common Stock, shall execute and deliver to the Company a voting agreement in substantially the form attached hereto as Exhibit B (the "AHM Voting Agreement").

      E. As a condition to the Closing (as defined in Section 1.2 below), the Company and TCW Investment Management Company (the "Manager") shall enter into a third amendment to that certain Management Agreement dated as of December 9, 1997 (as amended by the First Amendment to Management Agreement dated as of December 16, 1998 and as further amended by the Second Amendment to Management Agreement dated as of December 16, 1999), by and between the Company and the Manager, substantially in the form attached hereto as Exhibit C (the "Third Amendment to Management Agreement"), which shall provide, in part, that (x) immediately prior to the Closing, the Manager is entitled to receive from the Company the Termination Fee (as defined in Section 1.7(c) hereof), and (y) immediately upon receipt of the Termination Fee by the Manager (and without any further action or notice by the Company), the Management Agreement shall terminate. In order to provide for the payment of the Termination Fee immediately prior to the Closing, the Company and the Manager shall enter into an escrow agreement by and among the Company, the Manager and such escrow agent as the Company and the Manager shall mutually agree (the "Escrow Agent"), substantially in the form of Exhibit D hereto (the "Escrow Agreement"), which shall provide for, among other things, the deposit by the Company of $10,000,000 (the "Escrow Amount") in an account established with and maintained by the Escrow Agent (the "Escrow Account") no later than three (3) Business Days prior to the Initial Closing Date (as defined in Section 1.2 hereof), to be held and released in accordance with the terms and subject to the conditions contained in the Escrow Agreement.

      F. For United States federal income tax purposes, the parties hereto intend that the Merger will qualify as a reorganization and that this Agreement will constitute a "plan of reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

      G. AHM, New Holdco and the Company desire to make certain representations, warranties, covenants and agreements and the other transactions contemplated by this Agreement and also to prescribe various conditions to the Merger as specifically set forth herein.

      H. Certain terms used in this Agreement are defined in Section 9.11 hereof.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

      1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the Maryland General Corporation Law, as amended ("MGCL"), the Company shall be merged with and into New Holdco at the Effective Time. At the Effective Time, the separate corporate existence of the Company shall cease and New Holdco shall continue as the surviving corporation (the "Surviving Corporation") in accordance with the MGCL.

      1.2 Closing; Closing Date.

            (a) Subject to the provisions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (New York City time) on the Closing Date (as defined below). The Closing shall be held at the offices of O'Melveny & Myers LLP, 275 Battery Street, 26th Floor, San Francisco, California 94111, unless another place is agreed to in writing by the parties hereto. At the Closing, the documents, certificates, opinions and instruments referred to in Article VII hereof shall be executed and delivered to the applicable party.

            (b) For purposes of this Agreement:

                  (i) The "Initial Closing Date" shall mean a date as soon as practicable after, but in no event later than the fifth (5th) Business Day after, the satisfaction or waiver of the conditions set forth in Article VII hereof (excluding conditions that, by their terms, cannot be satisfied until the Closing), unless another time or date is agreed to in writing by the parties to this Agreement.

                  (ii) The "Closing Date" shall mean the Initial Closing Date; provided, however, that if (A) AHM makes the AHM Election (as defined in Section 1.7(b)(iv) below) or (B) the Company makes the Company Election (as defined in
Section 1.7(b)(v) below), then the Closing Date shall mean the second Business Day following the Initial Closing Date.

      1.3 Effective Time. Subject to the provisions of this Agreement, as soon as reasonably practicable on or after the Closing Date, the parties shall execute and file articles of merger or other appropriate documents (the "Articles of Merger"), in such form as required by and executed in accordance with the relevant provisions of the MGCL, and shall make all other filings, recordings and publications required under the MGCL in connection with the Merger. The Merger shall become effective on the date and at the time (the "Effective Time") that the Articles of Merger are accepted for record by the Department of Assessments and Taxation of Maryland (the "Maryland Department") under the MGCL, or at such later time as New Holdco and the Company shall agree should be specified in the Articles of Merger (not to exceed ten (10) days after the Articles of Merger are filed with the Maryland Department).

      1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and New Holdco will vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and New Holdco will become the debts, liabilities and duties of the Surviving Corporation; provided, however, upon consummation of the Merger, the Surviving Corporation shall be authorized to use the name "Apex Mortgage Capital, Inc." to the extent of the Company's rights to use the name "Apex Mortgage Capital, Inc.", for a period not to exceed six (6) months following the Effective Time, subject to the terms of the Settlement Agreement and Consent to Use Agreement contemplated to be entered into by the Company and others prior to Closing; thereafter, the Surviving Corporation shall not be authorized to use the names "Apex Mortgage Capital, Inc.", "Apex Mortgage", "Apex" or any derivative thereof.

      1.5 Organizational Documents. From and after the Effective Time, (a) the charter of New Holdco, substantially in the form of Exhibit E attached hereto, shall constitute the charter of the Surviving Corporation, until amended after the Effective Time in accordance with the relevant provisions of the MGCL; and
(b) the bylaws of New Holdco, substantially in the form of Exhibit F attached hereto, shall constitute the bylaws of the Surviving Corporation, until amended after the Effective Time in accordance with the relevant provisions of the MGCL and the charter and bylaws of the Surviving Corporation.

      1.6 Board of Directors of Surviving Corporation. At the Effective Time, each of the persons listed on Schedule C attached hereto shall be elected to the Board of Directors of the Surviving Corporation; provided that, New Holdco may, in its sole discretion, designate a member of the Company's Board of Directors (a "Company Nominee") to join the Board of Directors of the Surviving Corporation at the Effective Time. In the event that New Holdco designates a Company Nominee, and the Company Nominee agrees to serve on the Board of Directors of the Surviving Corporation, the Surviving Corporation shall take all actions necessary and appropriate to appoint the Company Nominee to the Board of Directors of the Surviving Corporation as of the Effective Time, including, without limitation, expanding the size of its Board of Directors by one (1) seat or causing one of its directors to resign as of the Effective Time.

      1.7 Effect on Capital Stock.

            (a) Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of AHM, New Holdco, the Company, or the holders of capital stock of any of them, each share of the common stock, $0.01 par value, of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock that are owned or held by AHM, New Holdco, or any wholly-owned Subsidiary of AHM or New Holdco, which shall be cancelled as provided in Section 1.7(f) below) shall be converted into and become the following: (i) the number of shares of fully-paid and non-assessable shares of common stock, par value $0.01 per share, of New Holdco (the "New Holdco Common Stock") equal to the Exchange Ratio as defined below, plus (b) any cash in lieu of fractional shares of New Holdco Common Stock as set forth in Section 2.2(e) hereof (collectively, the "Merger Consideration").

            (b) The "Exchange Ratio" shall be determined as follows:

                  (i) subject to clause (iv) below, if the Average Price (as defined below) is greater than $21.86164, the Exchange Ratio shall equal a quotient (computed to the fifth decimal place), the numerator of which is the product of (A) the Book Value Per Share (as defined below) and (B) 1.075, and the denominator of which is $21.86164;

                  (ii) if the Average Price is less than or equal to $21.86164 and greater than or equal to $17.00350, the Exchange Ratio shall equal a quotient (computed to the fifth decimal place), the numerator of which is the product of (A) the Book Value Per Share and (B) 1.075, and the denominator of which is the Average Price;

                  (iii) subject to clause (v) below, if the Average Price is less than $17.00350, the Exchange Ratio shall equal a quotient (computed to the fifth decimal place), the numerator of which is the product of (A) the Book Value Per Share and (B) 1.075, and the denominator of which is $17.00350;

                  (iv) if the Average Price is greater than $24.29071, (A) AHM may notify the Company in writing of its election to terminate this Agreement pursuant to Section 8.1(d)(v) hereof (the "AHM Election"), and the Company shall have the option in its sole and absolute discretion, but not the obligation, to adjust the Exchange Ratio to be equal to the quotient (computed to the fifth decimal place), the numerator of which is the product of (x) the Book Value Per Share and (y) 1.19444, and the denominator of which is the Average Price, or (B) in the event that AHM does not elect to make the AHM Election, the Exchange Ratio shall equal a quotient (computed to the fifth decimal place), the numerator of which is the product of (I) the Book Value Per Share and (II) 1.075, and the denominator of which is $21.86164; and

                  (v) if the Average Price is less than $14.57443, (A) the Company may notify AHM in writing of its election to terminate this Agreement pursuant to Section 8.1(e)(v) hereof (the "Company Election"), and AHM shall have the option in its sole and absolute discretion, but not the obligation, to adjust the Exchange Ratio to be equal to the quotient (computed to the fifth decimal place), the numerator of which is the product of (x) the Book Value Per Share and (y) .92143, and the denominator of which is the Average Price, or (B) in the event that the Company does not make the Company Election, the Exchange Ratio shall equal a quotient (computed to the fifth decimal place), the numerator of which is the product of (I) the Book Value Per Share and (II) 1.075, and the denominator of which is $17.00350.

            (c) For purposes of this Agreement:

                  (i) The "Average Price " means an amount calculated prior to the Closing Date by taking the average (computed to the fifth decimal place) of the daily volume weighted averages of the trading prices of AHM Common Stock on The Nasdaq National Market ("NASDAQ"), as reported by Bloomberg Financial Markets, for the 10 consecutive trading days ending on and including the Determination Date (as defined below).

                  (ii) The "Notional Book Value" means the net book value of the Company on the Determination Date, which shall be equal to the marked-to-market assets of the Company minus the marked-to-market liabilities of the Company, such determination to be made in the manner provided in Schedule 1.7 attached hereto (the "Valuation Methodology") and in accordance with generally accepted accounting principles in the United States ("GAAP").

                  (iii) The "Notional Book Value Per Share" means the net book value per share of Company Common Stock on the Determination Date, which shall be equal to a quotient, the numerator of which is the Notional Book Value and the denominator of which is the number of issued and outstanding shares of Company Common Stock on the Determination Date.

                  (iv) The "Termination Fee" means forty percent (40%) of the difference between (A) the Notional Aggregate Consideration (as defined below) and (B) the Notional Book Value; provided, however, that in no event shall the Termination Fee exceed $10,000,000.

                  (v) The "Notional Aggregate Consideration" means the product of (A) the Average Price, (B) the Notional Exchange Ratio (as defined below) and
(C) the number of shares of Company Common Stock outstanding as of the Determination Date.

                  (vi) The "Notional Exchange Ratio" shall be calculated as follows:

                        (A) if the Average Price is greater than $21.86164, the Notional Exchange Ratio shall equal a quotient (computed to the fifth decimal place), the numerator of which is the product of (1) the Notional Book Value Per Share (as defined below) and (2) 1.075, and the denominator of which is $21.86164;

                        (B) if the Average Price is less than or equal to $21.86164 and greater than or equal to $17.00350, the Notional Exchange Ratio shall equal a quotient (computed to the fifth decimal place), the numerator of which is the product of (1) the Notional Book Value Per Share and (2) 1.075, and the denominator of which is the Average Price;

                        (C) if the Average Price is less than $17.00350, the Notional Exchange Ratio shall equal a quotient (computed to the fifth decimal place), the numerator of which is the product of (1) the Notional Book Value Per Share and (2) 1.075, and the denominator of which is $17.00350;

                        (D) if the Average Price is greater than $24.29071, the Notional Exchange Ratio to be equal to the quotient (computed to the fifth decimal place), the numerator of which is the product of (1) the Notional Book Value Per Share and (2) 1.19444, and the denominator of which is the Average Price; and

                        (E) if the Average Price is less than $14.57443, the Notional Exchange Ratio to be equal to the quotient (computed to the fifth decimal place), the numerator of which is the product of (1) the Notional Book Value Per Share and (2) .92143, and the denominator of which is the Average Price.

                  (vii) The "Determination Date" means the trading day immediately preceding the Initial Closing Date.

                  (viii) The "Book Value" means (A) the Notional Book Value plus (B) the Escrow Amount (plus accrued interest thereon through the Closing Date and net of any applicable fees and expenses, as allocated in the Escrow Agreement), minus (C) the Termination Fee.

                  (ix) The "Book Value Per Share" means the net book value per share of Company Common Stock on the Determination Date, which shall be equal to a quotient, the numerator of which is the Book Value and the denominator of which is the number of issued and outstanding shares of Company Common Stock on the Determination Date.

                  (x) References to shares of Company Common Stock include, unless the context requires otherwise, the associated rights (individually, a "Company Right" and collectively, the "Company Rights") to purchase shares of Series A Junior Participating Preferred Stock (the "Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock") issued pursuant to the Stockholder Rights Agreement dated as of July 19, 1999, as amended (the "Company Rights Plan"), by and between the Company and The Bank of New York, as rights agent.

            (d) Treatment of Company Options. The Company shall cause each unvested Company Option (as defined in Section 3.2 hereof) to become vested as of the Effective Time, and each Company Option that shall not have been exercised as of the Effective Time shall be terminated at the Effective Time and shall not be assumed by the Surviving Corporation.

            (e) Adjustment of Exchange Ratio. The Exchange Ratio shall be proportionately and equitably adjusted to reflect fully (i) the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into AHM Common Stock, Company Common Stock or New Holdco Common Stock, as applicable), reorganization, recapitalization, subdivision, reclassification, combination, exchange of shares of similar transaction with respect to AHM Common Stock, Company Common Stock or New Holdco Common Stock occurring after the Determination Date and at or prior to the Effective Time, and (ii) any Company Options exercised after the Determination Date and at or prior to the Effective Time ("Exercised Company Options"), it being expressly agreed and acknowledged by the parties that (x) any shares of Company Common Stock issued pursuant to Exercised Company Options shall be reflected in the denominator for purposes of calculating the "Book Value Per Share" for all purposes under this Agreement and (y) any amounts paid to the Company in respect of the respective exercise prices of the Exercised Company Options shall be reflected in the marked-to-market assets of the Company for purposes of calculating the "Book Value" for all purposes under this Agreement.

            (f) Cancellation of shares of Company Common Stock held by AHM, New Holdco or their Subsidiaries. Each outstanding share of Company Common Stock that is owned or held directly or indirectly by AHM, New Holdco or any of their respective Subsidiaries at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and no payment or other consideration shall be delivered in exchange therefor.

      1.8 Further Assurances. At and after the Effective Time, the directors and officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or New Holdco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or New Holdco, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      1.9 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for purposes of the Code.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

      2.1 Exchange Fund. At or prior to the Effective Time, New Holdco shall deposit, or shall cause to be deposited, with a bank or trust company reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of New Holdco Common Stock and AHM shall deposit an amount of cash reasonably estimated to be paid in lieu of all fractional shares (the cash payable in lieu of fractional shares and certificates for shares of New Holdco Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.7 hereof and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall agree to hold the Exchange Fund for delivery as contemplated by this
Article II.

      2.2 Exchange of Shares.

            (a) Exchange. As soon as practicable after the Effective Time, and in no event later than ten (10) Business Days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of New Holdco Common Stock and the cash in lieu of fractional shares, if any, into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore, as applicable, (i) a certificate representing that number of shares of New Holdco Common Stock, if any, to which such holder shall have become entitled pursuant to the provisions of Article I hereof, and (ii) a check representing the amount of cash in lieu of fractional shares and dividends or other distributions on such number of shares of New Holdco Common Stock, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

            (b) Dividends. No dividends or other distributions with a record date after the Effective Time with respect to shares of New Holdco Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of New Holdco Common Stock represented by such Certificate.

            (c) Other Names. If any certificate representing shares of New Holdco Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of New Holdco Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

            (d) No Further Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for as provided in this Article II.

            (e) Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of New Holdco Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to shares of New Holdco Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of New Holdco. In lieu of the issuance of any such fractional share, New Holdco shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the Average Price by (ii) the fraction of a share of New Holdco Common Stock to which such holder would otherwise be entitled pursuant to Section 1.7 hereof.

            (f) Unclaimed Funds. Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for nine (9) months after the Effective Time shall be paid to New Holdco. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to New Holdco for payment of shares of New Holdco Common Stock, cash in lieu of any fractional shares and unpaid dividends and other distributions on the shares of New Holdco Common Stock deliverable in respect of each share of Company Common Stock that such stockholder holds, as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of New Holdco, the Company, the Exchange Agent or any other person shall be liable to any former holder of a share of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (g) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by New Holdco, the posting by such person of a bond in such amount as New Holdco may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate of shares of New Holdco Common Stock and cash in lieu of fractional shares and dividends and other distributions on shares of New Holdco Common Stock deliverable in respect thereof pursuant to this Agreement.

      2.3 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund only in one or more of the following investments as directed by the Surviving Corporation from time to time: (i) obligations of the United States government maturing not more than thirty (30) days after the date of purchase; (ii) certificates of deposit maturing not more than thirty (30) days after the date of purchase issued by a bank organized under the laws of the United States or any state thereof having a combined capital and surplus of at least One Billion Dollars ($1,000,000,000); (iii) a money market fund having assets of at least One Hundred Million Dollars ($100,000,000); or (iv) tax-exempt or corporate debt obligations maturing not more than thirty (30) days after the date of purchase given the highest investment grade rating by Standard & Poor's and Moody's Investor Service. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

      2.4 Withholding Rights. Each of the Surviving Corporation and New Holdco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law or Order. To the extent that amounts are so withheld by the Surviving Corporation or New Holdco, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of a Certificate in respect of which such deduction and withholding was made by the Surviving Corporation or New Holdco, as the case may be.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Disclosure Schedule (provided that an item on such Disclosure Schedule shall be deemed to qualify only the particular section or sections of this Article III specified for such item, unless it is reasonably apparent that the disclosure or statement in one section of the Disclosure Schedule should apply to one or more sections thereof) delivered by the Company to AHM prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to AHM and New Holdco as follows:

      3.1 Organization, Standing and Power of the Company. The Company is a corporation duly organized and validly existing under the Laws of Maryland, with the corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed, individually or in the aggregate, that would not have a Material Adverse Effect on the Company. The Company has previously made available to AHM complete and correct copies of (a) the charter of the Company, as amended to the date of this Agreement (the "Company Charter") and (b) bylaws of the Company, as amended to the date of this Agreement.

      3.2 Capital Structure; Subsidiaries.

            (a) As of the date of this Agreement, the authorized capital stock of the Company (the "Company Capital Stock") consists of 100,000,000 shares of Company Common Stock of which 29,857,000 shares of Company Common Stock are outstanding, and 50,000,000 shares of Company Preferred Stock, none of which are outstanding. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of Company Capital Stock is entitled to preemptive rights. As of the date of this Agreement, there are outstanding no options, warrants or other rights to acquire Company Capital Stock other than options to acquire 791,000 shares of Company Common Stock (each, a "Company Option") issued pursuant to the Company's Amended and Restated 1997 Stock Option Plan (the "the Company Stock Option Plan"). As of the date of this Agreement, 1,000,000 shares of Company Common Stock are reserved for issuance pursuant to the Company Stock Option Plan. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

            (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company are issued or outstanding.

            (c) Except as set forth in this Section 3.2, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock or other voting securities of the Company or, securities convertible into or exchangeable for shares of Company Capital Stock or other voting securities of the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company (i) to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any other voting securities of the Company, or (ii) to make any equity investment in any other Person.

            (d) All dividends on shares of Company Common Stock that have been declared prior to the date of this Agreement have been paid in full.

            (e) The Company has no Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other securities (whether voting or otherwise) or other ownership interest in any corporation, joint stock company, partnership, limited partnership, limited liability company, joint venture or other entity.

      3.3 Authority; No Violations.

            (a) The Company has the requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions, subject to obtaining the Company Stockholder Approval (as defined in Section 3.17 hereof). Both the execution and the delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, except for and subject to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity.

            (b) Both the execution and the delivery of the Transaction Documents by the Company do not, and the consummation of the Transactions and compliance with the provisions hereof and thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of the Company, require the consent or approval of any third party or otherwise result in a material detriment to the Company (any such conflict, violation, default, termination, cancellation, acceleration, right or detriment being a "Violation") under, any provision of (i) the charter or bylaws or other comparable organizational documents of the Company, or (ii) assuming the Company Stockholder Approval, and other consents, approvals, authorizations, registrations, or permits and filings or notifications referred to in Section 3.3(c) below (the "Required Company Consents") are duly and timely obtained or made, any Material Contracts, any Laws or Orders applicable to the Company, or any of its properties or assets, any permit, concession, franchise, license or other governmental authorization applicable to the Company, or any agreement, instrument, permit, concession, franchise or license applicable to the Company, other than, in the case of clause (ii) any such Violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company in connection with either the execution or the delivery of the Transaction Documents by the Company or the consummation by the Company of the Transactions, except for: (i) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement/prospectus in preliminary and definitive form (the "Joint Proxy Statement/Prospectus") relating to the Company Stockholders Meeting (as defined in Section 6.3 below) to be held in connection with the Merger, and such other compliance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), as may be required in connection with the Transaction Documents and the Transactions; (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Maryland Department; (iii) filings with AMEX; (iv) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or environmental laws; (v) the filing, if applicable, of a pre-merger notification and report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period thereunder; and (vi) such consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or AHM following consummation of the Merger.

      3.4 Company SEC Reports; Financial Statements.

            (a) The Company has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") since January 1, 2000 (collectively, including all exhibits thereto, the "Company SEC Reports"). As of their respective dates, with respect to Company SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to Company SEC Reports filed pursuant to the Securities Act (and, if amended or superseded by a filing or effectiveness prior to the date of this Agreement or the Closing Date, then on the date of such filing or effectiveness, as appropriate), the Company SEC Reports (a) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (b) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) Each of the audited financial statements and unaudited interim financial statements included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position and results of operations and cash flows, as the case may be, of the Company as of their respective dates or for the respective periods set forth therein, all prepared in accordance with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount.

      3.5 Absence of Liabilities. Except for liabilities or obligations which are accrued or reserved against in the Company's most recent financial statements (or in the related notes thereto) included in the Company SEC Reports or which were incurred in the ordinary course of business and consistent with past practices since the date of the Company's most recent financial statements included in the Company SEC Reports, or constitute obligations owed to officers, directors or employees that will become due as a result of the consummation of the Transactions and which are listed on Schedule 3.5 of the Company Disclosure Schedule, the Company does not have any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with GAAP consistently applied.

      3.6 Compliance. Except as set forth in the Company SEC Reports, the Company is not in violation of, is not, to the knowledge of the Company, under investigation with respect to any violation of, or has not been given notice or threatened with any violation of, any Laws or Orders, except for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct its businesses as presently conducted, except for such permits, licenses, franchises and other governmental authorizations, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is not in breach or violation of, or in default in the performance or observance of (a) any provision of its charter or bylaws or similar governing document, or (b) except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, any Company Material Contract, permit, license, franchise or other governmental authorization, consent or approval applicable to the Company or its respective properties or assets.

      3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports and except as contemplated in the Transaction Documents and the Transactions, since the date of the most recent audited financial statements included in the Company SEC Reports (the "Company Financial Statement Date") through the date of this Agreement, (a) the Company has conducted its business only in the ordinary course (taking into account prior practices, including the acquisition and disposition of properties and issuance of securities), consistent with past practices, and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would, individually or in the aggregate, have a Material Adverse Effect on the Company.

      3.8 Taxes.

            (a) (i) All material Tax Returns required to be filed by, or with respect to, the Company have been, or in the case of material Tax Returns the due date for filing of which is after the date of this Agreement and before the Closing Date (taking into account any available extensions), will be, timely filed with appropriate Governmental Entities and all such Tax Returns are, or in the case of such Tax Returns not yet filled, will be, true, correct and complete in all material respects, and (ii) all material Taxes that were shown to be due on such Tax Returns have been, or in the case of material Taxes due after the date of this Agreement and before the Closing Date (taking into account any available extensions), will be, timely paid.

            (b) There are no ongoing federal, state, local or foreign audits or examinations of any Tax Return of the Company and, to the knowledge of the Company, no audits or examinations have been proposed by any taxing authority.

            (c) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company for all Taxable periods and portions thereof through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are not adequately reserved for, and there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes is currently in force.

            (d) The Company is not a party to any agreement providing for the allocation or sharing of Taxes.

            (e) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company.

            (f) Since the Company Financial Statement Date, the Company has incurred no material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code. The Company does not hold any material asset the disposition of which would be subject to rules similar to Section 1374 of the Code under the provisions of Treas. Reg. ss. 1.337(d)-7T, other than as set forth on Schedule 3.8(f) of the Company Disclosure Schedule.

            (g) The Company (i) for all taxable years commencing with its initial taxable year through December 31, 2002 has been properly subject to taxation as a real estate investment trust (a "REIT") within the meaning of Sections 856-860 of the Code and has qualified as a REIT for such years, (ii) has operated since December 31, 2002, and will continue to operate to the Closing, in such a manner as to qualify as a REIT (determined without regard to the dividends paid deduction requirements for the current year) for the taxable year beginning January 1, 2003 and ending as of the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and no such challenge is pending or to the Company's knowledge threatened.

            (h) The Company has not taken or agreed to take any action that (without regard to any action taken or agreed to be taken by AHM or any of its Affiliates) would prevent the Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company has no knowledge of any agreement, plan or other circumstance that would prevent the Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            (i) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and Subtitle C of the Code or similar provisions under any state or foreign laws) and has, within the time period prescribed by law, withheld and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under applicable laws and regulations.

            (j) No event has occurred, and no circumstance exists with respect to the Company, which presents a material risk that any material Tax will be imposed on the Company pursuant to Sections 857 or 4981 of the Code or as a result of a failure to qualify as a REIT.

            (k) The Company has not entered into nor is subject, directly or indirectly, to any Company Tax Protection Agreements. As used herein, a "Company Tax Protection Agreement" is an agreement, oral or written, (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to a partnership of which the Company is a partner or to any other Subsidiary of the Company that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of the Company, (ii) requires that the Company maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Company's assets, or (iii) requires that the Company offer to any person or entity at any time the opportunity to guarantee, indemnify against or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of the Company, (B) that specifies or relates to a method of taking into account book tax disparities under Section 704(c) of the Code with respect to one or more assets of the Company, or (C) that requires a particular method for allocating one or more liabilities of the Company under Section 752 of the Code. The Company is not in violation of or in default under any Company Tax Protection Agreement.

            (l) For purposes of this Agreement:

                  (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any local, municipal, state, foreign, Federal or other Governmental Entity, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

                  (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Taxes.

      3.9 Investment Company Act. The Company is not (a) an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended, (b) a "holding company" or a "subsidiary company" of a holding company or an "affiliate" thereof within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (c) subject to regulation under the Federal Power Act or the Interstate Commerce Act.

      3.10 Mortgage Backed Securities.

            (a) The Company is on the date hereof the sole owner of each of the mortgage backed securities ("MBS") identified on Schedule 3.10 of the Company Disclosure Schedule ("Company MBS") and the related certificates and other instruments evidencing ownership of the Company MBS (the "Company MBS Certificates"), free and clear of any adverse claims or Liens (including, without limitation, Liens arising under the federal tax laws or the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA")), other than any Company Permitted Liens. The term "Company Permitted Liens" shall mean (i) Liens set forth in the Company Disclosure Schedule, (ii) statutory Liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (iii) such Liens and other imperfections of title as do not detract from the value or impair the use of the property subject thereto or make such property unmarketable; (iv) mechanics' carriers', workmens', repairmens' or materialmens' Liens that are not delinquent, and (v) other Liens and other limitations of any kind, if any, which, individually or in the aggregate, are not in excess of $5 million.

            (b) To the knowledge of the Company, the Company is not in default in the performance of any of its obligations under any pooling and servicing agreements, trust and servicing agreements, trust agreements, servicing agreements or other similar documents providing for the creation of the MBS or the servicing of the mortgage loans underlying the MBS (the "Company Principal MBS Agreements") and has not received any notice of any default by any master or special servicer of any Company MBS the effect of which, individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect on the Company.

            (c) As of the date hereof, there are no material agreements (other than Company Principal MBS Agreements) between the Company and the master servicer or any special servicer with respect to any series of Company MBS.

      3.11 Mortgage Loans. Other than through MBS, the Company does not own any mortgage loans.

      3.12 Insurance. The Company is insured with financially responsible insurers in such amounts and against such risks and losses as are (a) customary in all material respects for companies in the United States conducting the business conducted by the Company, (b) required to be maintained by the Company under the terms of any Contract with respect to the borrowing of money to which the Company is a party or by which any of its respective properties are bound, and (c) required to be maintained pursuant to all applicable Laws and Orders, except for (in the case of clause (c)) such insurance the absence of which would not have a Material Adverse Effect on the Company. The Company has not received any notice of cancellation or termination with respect to any material insurance policy of the Company. The Company has fulfilled all of its obligations under each material insurance policy, including the timely payment of premiums, other than such failures to fulfill its obligations that would not, individually or in the aggregate reduce or nullify the benefits under such policy.

      3.13 Opinion of Company Financial Advisor. The Company has received the opinion of UBS Warburg LLC (the "Company Financial Advisor"), dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company, a draft copy of which opinion has been made available to AHM (the "Draft Opinion of Company Financial Advisor").

      3.14 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except the Company Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, based upon arrangements made by or on behalf of the Company.

      3.15 Litigation. As of the date hereof, there are no claims, actions, suits, proceedings or investigations (collectively, "Claims") pending or, to the Company's knowledge, threatened against the Company, or any properties or rights of the Company, by or before any Governmental Entity, other than Claims that would not have a Material Adverse Effect on the Company. To the Company's knowledge, there are no such Claims pending or threatened against the Company as of the date hereof. There is no judgment, decree, injunction or order of any Governmental Entity applicable to the Company that, when taken together with the Claims, would have a Material Adverse Effect on the Company. Schedule 3.15 of the Company Disclosure Schedule sets forth all Claims which are pending or, to the knowledge of the Company, threatened against the Company as of the date hereof.

      3.16 Employee Benefit Plans; ERISA.

            (a) The Company has no employees and, except for the Company Stock Option Plan, there is no Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company for the benefit of the current or former employees or directors of the Company and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement. Each Company Option will either be exercised or will terminate or be terminated upon or prior to the Effective Time.

            (b) For purposes of this Agreement, "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

      3.17 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's equity interests necessary to approve the Merger. The Board of Directors of the Company, based on the approval and recommendation of the Special Committee (which approval and recommendation was a condition to the approval of the Company's Board of Directors set forth in clause (a) of this sentence), at a meeting duly called and held, subject to its right to withdraw its support of the Merger and recommend a Superior Proposal (as defined in Section 6.6 hereof), (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the stockholders of the Company, (b) approved this Agreement and the Merger, (c) has declared that this Agreement and the Merger are advisable, and (d) resolved to recommend that the holders of Company Common Stock approve the Merger.

      3.18 Material Contracts.

            (a) Except as set forth on Schedule 3.18(a) of the Company Disclosure Schedule, all material contracts required to be described in Item 601(b)(1) of Regulation S-K to which the Company is a party or may be bound have been filed as exhibits to, or incorporated by reference in, the Company SEC Reports (collectively, the "Company Material Contracts").

            (b) As of the date of this Agreement, (i) there is no breach or violation of or default by the Company under any of the Company Material Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to the Company which, with notice or lapse of time or both, could reasonably be expected to constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Company Material Contracts, which breach, violation or default referred to in clauses (i) or (ii), individually or in the aggregate with other such breaches, violations or defaults referred to in clauses (i) or (ii), would cause a Material Adverse Effect on the Company. True copies of the Company Material Contracts in effect as of the date hereof have been delivered or made available to AHM.

      3.19 Company Rights Plan Inapplicable. The Company has taken all actions necessary or appropriate under the Company Rights Plan so that (i) neither AHM nor New Holdco shall be deemed an "Acquiring Person" as a result of the transactions contemplated hereby, and (ii) the entering into this Agreement and the consummation of the Transactions, including the Merger, will not result in the grant of any rights to any person under the Company Rights Plan or enable or require the Company Rights to be exercised, distributed or triggered.

      3.20 Certain Agreements. The Company is not a party to any oral or written agreement or plan any of the benefits of which will be increased, or the vesting or exercisability of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement either alone or upon the occurrence of any additional or further acts or events.

      3.21 No Material Adverse Effect. Since January 1, 2000, except as disclosed in the Company SEC Reports, to the knowledge of the Company, no fact, circumstance or condition has arisen or existed that could reasonably be expected to result in a Material Adverse Effect on the Company.

      3.22 Ownership of Company Common Stock by Manager. As of the date of this Agreement, neither the Manager nor any Affiliate of the Manager that is an entity (and not an individual or fund) owns shares of Company Common Stock, except for TCW Capital Investment Corporation, which owns 300,000 shares of Company Common Stock.

                                  ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF AHM AND NEW HOLDCO

      Except as set forth in the Disclosure Schedule (provided that an item on such Disclosure Schedule shall be deemed to qualify only the particular section or sections of this Article IV specified for such item, unless it is reasonably apparent that the disclosure or statement in one section of the Disclosure Schedule should apply to one or more sections thereof) delivered by AHM and New Holdco to the Company prior to the execution of this Agreement (the "AHM Disclosure Schedule"), AHM and New Holdco represent and warrant to the Company as follows:

      4.1 Organization, Standing and Power. New Holdco, AHM and each Subsidiary of AHM and New Holdco is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with corporate, partnership or limited liability company power and authority to carry on its business as now being conducted. New Holdco, AHM and each Subsidiary of AHM and New Holdco is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except for such failures of New Holdco, AHM and each Subsidiary of AHM and New Holdco to be so qualified or licensed, individually or in the aggregate, that would not have a Material Adverse Effect on AHM. AHM has previously made available to the Company complete and correct copies of New Holdco's, AHM's and each Subsidiary of AHM's and New Holdco's organizational documents as amended to and in effect on the date of this Agreement.

      4.2 Capital Structure; Subsidiaries.

            (a) As of the date of this Agreement, the authorized capital stock of AHM consists of 19,000,000 shares of AHM Common Stock, of which 17,210,545 shares of AHM Common Stock are outstanding, and 1,000,000 shares of preferred stock, par value $1.00, of AHM (the "AHM Preferred Stock" and, together with the AHM Common Stock, the "AHM Capital Stock"), none of which are outstanding. All issued and outstanding shares of AHM Capital Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of AHM Capital Stock is entitled to preemptive rights. As of the date of this Agreement, there are outstanding no options, warrants or other rights to acquire AHM Capital Stock other than options to acquire 993,720 shares of AHM Common stock and warrants to acquire 50,000 shares of AHM Common Stock.

            (b) As of the date of this Agreement, the authorized capital stock of New Holdco consists of 100 shares of New Holdco Common Stock, of which 10 shares of New Holdco Common Stock are outstanding. Immediately prior to the Effective Time, the authorized capital stock of New Holdco shall consist of 100,000,000 shares of New Holdco Common Stock, and 10,000,000 shares of preferred stock, par value $0.01, of New Holdco (the "New Holdco Preferred Stock" and, together with the New Holdco Common Stock, the "New Holdco Capital Stock"). As of the date of this Agreement, all issued and outstanding shares of New Holdco Capital Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of New Holdco Common Stock is entitled to preemptive rights. As of the date of this Agreement, there are outstanding no options, warrants or other rights to acquire New Holdco Common Stock.

            (c) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of New Holdco, AHM or any Subsidiary of AHM or New Holdco having the right to vote on any matters on which stockholders may vote are issued or outstanding.

            (d) Except as set forth on Schedule 4.2(d) of the AHM Disclosure Schedule, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which (i) AHM is a party, or by which it is bound, obligating AHM to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of AHM Capital Stock or other voting securities of AHM or, securities convertible into or exchangeable for shares of AHM Capital Stock or other voting securities of AHM, or obligating AHM to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking; or (ii) New Holdco is a party, or by which it is bound, obligating New Holdco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of New Holdco Common Stock or other voting securities of New Holdco or, securities convertible into or exchangeable for shares of New Holdco Common Stock or other voting securities of New Holdco, or obligating New Holdco to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of (A) AHM (I) to repurchase, redeem or otherwise acquire any shares of AHM Capital Stock or any other voting securities of AHM, or (II) to make any equity investment in any other Person; or (B) New Holdco (x) to repurchase, redeem or otherwise acquire any shares of New Holdco Common Stock or any other voting securities of New Holdco, or (y) to make any equity investment in any other Person (other than pursuant to the Reorganization).

            (e) Except as set forth on Schedule 4.2(e) of the AHM Disclosure Schedule, all dividends on shares of AHM Common Stock and New Holdco Common Stock that have been declared prior to the date of this Agreement have been paid in full.

            (f) Schedule 4.2(f) of the AHM Disclosure Schedule contains a list of each Subsidiary of AHM and New Holdco, its jurisdiction of incorporation or organization and their respective holdings of each such Subsidiary by AHM and/or New Holdco, as applicable. All the issued and outstanding shares of capital stock or other securities (whether voting or otherwise) of each Subsidiary of AHM and New Holdco have been validly issued and are fully paid and nonassessable and are owned as set forth on Schedule 4.2(f) of the AHM Disclosure Schedule, free and clear of any Liens. Except as set forth on Schedule 4.2(f), each Subsidiary of AHM is wholly-owned by AHM, each Subsidiary of New Holdco is wholly-owned by New Holdco, and no other person owns any rights to purchase capital stock or other securities (whether voting or otherwise) in any of AHM's Subsidiaries or New Holdco's Subsidiaries. Except for the capital stock of its Subsidiaries, AHM does not own, directly or indirectly, any capital stock or other securities (whether voting or otherwise) or other ownership interest in any corporation, joint stock company, partnership, limited partnership, limited liability company, joint venture or other entity.

      4.3 Authority; No Violations.

            (a) AHM and New Holdco have the requisite corporate power and corporate authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of AHM, to obtaining the AHM Stockholder Approval. Both the execution and the delivery of this Agreement by AHM and New Holdco and the consummation by AHM and New Holdco of the Transactions have been duly authorized by all necessary corporate action on the part of AHM and New Holdco, except for and subject to the AHM Stockholder Approval. This Agreement has been duly executed and delivered by AHM and New Holdco and constitutes a valid and binding obligation of AHM and New Holdco, enforceable against AHM and New Holdco in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity.

            (b) Both the execution and the delivery of the Transaction Documents by AHM or each applicable Subsidiary of AHM do not, and the consummation of the Transactions (including, without limitation, the Reorganization) and compliance with the provisions hereof or thereof, will not result in a Violation under, any provision of (i) the charter or bylaws or other comparable organizational documents of New Holdco, AHM or any Subsidiary of AHM or New Holdco, (ii) assuming the consents, approvals, authorizations, registrations, or permits and filings or notifications referred to in Section 4.3(c) below (the "Required AHM Consents") are duly and timely obtained or made, any AHM Material Contracts, any Laws or Orders applicable to AHM or any of its or New Holdco's Subsidiaries, or any of their properties or assets, any permit, concession, franchise, license or other governmental authorization applicable to New Holdco, AHM or any Subsidiary of AHM or New Holdco, or any reciprocal easement agreement, lease, joint venture agreement, development agreement, benefit plan or other agreement, instrument, permit, concession, franchise or license applicable to New Holdco, AHM or any Subsidiary of AHM or New Holdco, other than, in the case of clause (ii) any such Violations that, individually or in the aggregate, would not have a Material Adverse Effect on New Holdco or AHM.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to New Holdco, AHM or any Subsidiary of AHM or New Holdco in connection with either the execution or the delivery of the Transaction Documents by New Holdco, AHM or any Subsidiary of AHM or New Holdco or the consummation by New Holdco, AHM or any Subsidiary of AHM or New Holdco of the Transactions, except for: (i) the filing with the SEC of (A) the registration statement on Form S-4 pursuant to which the issuance of shares of New Holdco Common Stock to be issued in the Merger will be registered under the Securities Act (the "Registration Statement"), of which the Joint Proxy Statement/Prospectus will form a part, and (B) such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with the Transaction Documents and the transactions contemplated hereby or thereby; (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Maryland Department; (iii) the filing of articles of merger with the Maryland Department in connection with the Merger; (iv) the filing of the Certificate of Merger with the Delaware Secretary of State in connection with the Reorganization; (v) filings with the NASDAQ or the making of an application for listing on the New York Stock Exchange (the "NYSE"), as determined by AHM; (vi) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or environmental laws;
(vii) the filing, if applicable, of a pre-merger notification and report under the HSR Act, and the expiration or termination of the applicable waiting period thereunder; (viii) consents from various state mortgage lending regulators approving the change of control resulting from the Reorganization, (ix) consents set forth on Schedule 4.3(c) of the AHM Disclosure Schedule, and (x) such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on AHM, New Holdco, or, following consummation of the Merger, the Surviving Corporation.

      4.4 AHM SEC Reports; Financial Statements.

            (a) AHM has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act and the Securities Act since January 1, 2000 (collectively, including all exhibits thereto, the "AHM SEC Reports"). None of AHM's or New Holdco's Subsidiaries is required to file any form, report or other document with the SEC pursuant to the Exchange Act or the Securities Act. As of their respective dates, with respect to AHM SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to AHM SEC Reports filed pursuant to the Securities Act (and, if amended or superseded by a filing or effectiveness prior to the date of this Agreement or the Closing Date, then on the date of such filing or effectiveness, as appropriate), the AHM SEC Reports
(a) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (b) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) Each of the audited consolidated financial statements and unaudited interim consolidated financial statements included in or incorporated by reference into the AHM SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows, as the case may be, of AHM, New Holdco and their Subsidiaries as of their respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount.

      4.5 Absence of Liabilities. Except for liabilities or obligations which are accrued or reserved against in AHM's most recent financial statements (or in the related notes thereto) included in the AHM SEC Reports or which were incurred in the ordinary course of business and consistent with past practices since the date of AHM's most recent financial statements included in the AHM SEC Reports, or constitute obligations owed to officers, directors or employees that will become due as a result of the consummation of the Transactions, neither AHM, or any of its Subsidiaries nor New Holdco or any of its Subsidiaries have any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) of AHM.

      4.6 Compliance. Except as set forth in the AHM SEC Reports filed prior to the date hereof, neither AHM, or any of its Subsidiaries nor New Holdco or any of its Subsidiaries is in violation of, is, to the knowledge of AHM, under investigation with respect to any violation of, or has been given notice or threatened with any violation of, any Laws or Orders, except for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on AHM. AHM and its Subsidiaries and New Holdco and its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, except for such permits, licenses, franchises and other governmental authorizations, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on AHM. Neither AHM, or any of its Subsidiaries nor New Holdco or any of its Subsidiaries is in breach or violation of, or in default in the performance or observance of (a) any provision of its certificate of incorporation or bylaws or similar governing document, or (b) except as would not, individually or in the aggregate, have a Material Adverse Effect on AHM, any AHM Material Contract, permit, license, franchise or other governmental authorization, consent or approval applicable to New Holdco, AHM or any Subsidiary of AHM or New Holdco or their respective properties or assets.

      4.7 Absence of Certain Changes or Events. Except as disclosed in the AHM SEC Reports, since the date of the most recent audited financial statements included in the AHM SEC Reports (the "AHM Financial Statement Date") through the date of this Agreement, (a) AHM and its Subsidiaries and New Holdco and its Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition and disposition of properties and issuance of securities), consistent with past practices, and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would, individually or in the aggregate, have a Material Adverse Effect on AHM.

      4.8 Taxes.

            (a) (i) All material Tax Returns required to be filed by, or with respect to, AHM and each Subsidiary of AHM (including any Tax Returns with respect to New Holdco and each Subsidiary of New Holdco) have been, or in the case of material Tax Returns the due date for filing of which is after the date of this Agreement and before the Closing Date (taking into account any available extensions), will be, timely filed with appropriate Governmental Entities and all such Tax Returns are, or in the case of such Tax Returns not yet filled, will be, true, correct and complete in all material respects, and (ii) all material Taxes that were shown to be due on such Tax Returns have been, or in the case of material Taxes due after the date of this Agreement and before the Closing Date (taking into account any available extensions), will be, timely paid.

            (b) There are no ongoing federal, state, local or foreign audits or examinations of any Tax Return of AHM or any of its Subsidiaries and, to the knowledge of AHM, no audits or examinations have been proposed by any taxing authority.

            (c) The most recent financial statements contained in the AHM SEC Reports reflect an adequate reserve for all Taxes payable by AHM and each Subsidiary of AHM for all Taxable periods and portions thereof through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against AHM that are not adequately reserved for, and there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against AHM, and no power of attorney granted by AHM with respect to any Taxes is currently in force.

            (d) AHM is not a party to any agreement providing for the allocation or sharing of Taxes.

            (e) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of AHM or any Subsidiary of AHM.

            (f) Neither AHM nor any Subsidiary of AHM has taken or agreed to take any action that (without regard to any action taken or agreed to be taken by the Company or any of its Affiliates) would prevent the Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code. AHM has no knowledge of any agreement, plan or other circumstance that would prevent the Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            (g) AHM has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and Subtitle C of the Code or similar provisions under any state or foreign laws) and has, within the time period prescribed by law, withheld and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under applicable laws and regulations.

            (h) Neither AHM nor any Subsidiary of AHM has taken or agreed to take any action that would prevent New Holdco from qualifying as a REIT for federal income tax purposes. AHM has no knowledge of any facts that would prevent New Holdco from qualifying as a REIT for federal income tax purposes.

      4.9 Investment Company Act. Neither AHM or any of its Subsidiaries nor New Holdco or any of its Subsidiaries is, or at the Closing Date will be, (a) an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended, (b) a "holding company" or a "subsidiary company" of a holding company or an "affiliate" thereof within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (c) subject to regulation under the Federal Power Act or the Interstate Commerce Act.

      4.10 Mortgage Backed Securities.

            (a) AHM is on the date of this Agreement the sole owner of each of the MBS identified on Schedule 4.10 of the AHM Disclosure Schedule ("AHM MBS") and the related certificates and other instruments evidencing ownership of the AHM MBS (the "AHM MBS Certificates"), free and clear of any Liens (including, without limitation, Liens arising under the federal tax laws or ERISA), other than any AHM Permitted Liens. The term "AHM Permitted Liens" shall mean (i) Liens set forth in the AHM Disclosure Schedule, , (ii) statutory Liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (iii) such Liens and other imperfections of title as do not detract from the value or impair the use of the property subject thereto or make such property unmarketable; (iv) mechanics' carriers', workmens', repairmens' or materialmens' Liens that are not delinquent, and (v) other Liens and other limitations of any kind, if any, which, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect on AHM.

            (b) To the knowledge of AHM, AHM is not in default in the performance of any of its obligations under any pooling and servicing agreements, trust and servicing agreements, trust agreements, servicing agreements or other similar documents providing for the creation of the MBS or the servicing of the mortgage loans underlying the MBS (the "AHM Principal MBS Agreements") and has not received any notice of any default by any master or special servicer of any AHM MBS the effect of which, individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect on AHM.

            (c) As of the date of this Agreement, there are no material agreements (other than AHM Principal MBS Agreements) between AHM and the master servicer or any special servicer with respect to any series of AHM MBS.

      4.11 Mortgage Loans.

            (a) As of June 30, 2003, AHM is the sole owner of more than $1.5 billion of mortgage loans (the "AHM Mortgage Loans"), substantially all of which are pledged pursuant to various borrowing agreements in the ordinary course of business, of which no such borrowing agreements are in default in any material respect and is the sole owner or beneficiary of or under any related notes (the "AHM Mortgage Notes"), deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, tax returns, appraisals, escrow documents, participation agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the AHM Mortgage Loans (the "AHM Mortgage Files"), except (i) any AHM Mortgage Loans disposed of in the ordinary course since the date of this Agreement, and (ii) to the extent any AHM Mortgage Loan is prepaid in full or subject to a completed foreclosure action (or non-judicial proceeding or deed in lieu of foreclosure) in which case AHM shall be the sole owner of the real property securing such foreclosed loan or shall have received the proceeds of such action to which AHM was entitled, in each case free and clear of any adverse claims or Liens except AHM Permitted Liens.

            (b) To the knowledge of AHM, (i) the lien of each AHM Mortgage is subject only to "Permitted Exceptions" which consist of the following: (A) covenants, conditions, restrictions, reservations, rights, Liens, easements, encumbrances, encroachments, and other matters affecting title acceptable to prudent mortgage lending institutions generally; (B) rights of tenants with no options to purchase or rights of first refusal to purchase, except as disclosed in AHM Mortgage Files; and (C) other matters which, in the aggregate, would not be reasonably likely to result in a Material Adverse Effect on AHM; (ii) each of the AHM Mortgage Loans has generally been serviced in accordance with the terms of the related mortgage note and pooling and servicing agreements and otherwise in accordance with industry accepted servicing practices except for events that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect on AHM; and (iii) there is no delinquency in the payments of principal and interest required to be made under the terms of any AHM Mortgage Loan in excess of thirty (30) days beyond the applicable due date that has occurred since origination or in any other payments required to be made under the terms of any AHM Mortgage Loan (inclusive of any applicable grace or cure period) that would be reasonably likely to result in a Material Adverse Effect on AHM.

            (c) Except as set forth on Schedule 4.11(c) of the AHM Disclosure Schedule or in the applicable AHM Mortgage File, AHM has no knowledge of (i) any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim, or right to rescission with respect to any AHM Mortgage Loan, AHM Mortgage Note or other related agreements, (ii) any uncured monetary default in excess of thirty (30) days or event of acceleration existing under any AHM Mortgage or the related AHM Mortgage Note, or (iii) any uncured non-monetary default, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any AHM Mortgage or the related AHM Mortgage Note, except for notices, violations, breaches, defaults or events of acceleration that would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on AHM.

      4.12 Insurance. AHM and each of its Subsidiaries is and, as of the Effective Time, New Holdco and each of its Subsidiaries will be, insured with financially responsible insurers in such amounts and against such risks and losses as are (a) customary in all material respects for companies in the United States conducting the business conducted by AHM and each of its Subsidiaries and New Holdco and each of its Subsidiaries, (b) required to be maintained by AHM or each of its Subsidiaries or New Holdco or each of its Subsidiaries under the terms of any Contract with respect to the borrowing of money to which either AHM or any of its Subsidiaries or New Holdco or any of its Subsidiaries is a party or by which any of their respective properties are bound, and (c) required to be maintained pursuant to all applicable Laws and Orders, except for (in the case of clause (c)) such insurance the absence of which would not have a Material Adverse Effect on AHM or New Holdco. Neither AHM or any of its Subsidiaries or New Holdco or any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of AHM or any of its Subsidiaries or New Holdco or any of its Subsidiaries. Each of AHM and its Subsidiaries and New Holdco and each of its Subsidiaries has fulfilled all of its obligations under each material insurance policy, including the timely payment of premiums, other than such failures to fulfill its obligations that would not, individually or in the aggregate reduce or nullify the benefits under such policy.

      4.13 Opinion of AHM Financial Advisor. AHM has received the opinion of Friedman, Billings, Ramsey & Co., Inc. (the "AHM Financial Advisor"), dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to AHM and New Holdco, a draft copy of which opinion has been made available to the Company (the "Draft Opinion of AHM Financial Advisor").

      4.14 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AHM, New Holdco or Merger Sub, except the AHM Financial Advisor, whose fees and expenses will be paid by AHM in accordance with AHM's agreement with such firm based upon arrangements made by or on behalf of AHM and previously disclosed to the Company.

      4.15 Litigation. As of the date of this Agreement, there are no Claims pending or, to AHM's knowledge, threatened against AHM or any of its Subsidiaries or New Holdco or any of its Subsidiaries, or any properties or rights of AHM or any of its Subsidiaries or New Holdco or any of its Subsidiaries, by or before any Governmental Entity, other than Claims that would not have a Material Adverse Effect on AHM or any of its Subsidiaries or New Holdco or any of its Subsidiaries. Schedule 4.15 of the AHM Disclosure Schedule sets forth all Claims which, to the knowledge of AHM, are pending or threatened against any of New Holdco, AHM or any Subsidiary of AHM or New Holdco as of the date hereof. There is no judgment, decree, injunction or order of any Governmental Entity applicable to AHM or any of its Subsidiaries or New Holdco or any of its Subsidiaries that, when taken together with the Claims, would have a Material Adverse Effect on AHM or New Holdco, as applicable.

      4.16 Employee Benefit Plans; ERISA.

            (a) AHM has delivered to, or made available for review by, the Company true, correct and complete copies of all Plans (collectively, "AHM Benefit Plans") currently maintained, or contributed to, or required to be maintained or contributed to, by AHM or New Holdco or any other person or entity that, together with AHM or New Holdco, is treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity"), or with respect to which AHM or New Holdco or any Commonly Controlled Entity has any liability, including, without limitation, all employment, termination, change in control, severance or other contracts for the benefit of any current or former employees, officers or directors of AHM or New Holdco that require any material future performance by AHM or New Holdco. AHM has delivered to, or made available for review by, the Company true, correct and complete copies of (i) the three (3) most recent annual report on Form 5500 filed with the IRS with respect to each of its AHM Benefit Plans (if any such report was required), including all schedules thereto, (ii) the most recently prepared actuarial report for each such AHM Benefit Plan for which such a report is required, (iii) the most recent summary plan description for each such AHM Benefit Plan for which such summary plan description is required, and all summaries of material modifications distributed since the most recent summary plan description, (iv) the most recently received IRS determination letter for each such AHM Benefit Plan for which a determination letter has been received, and (v) the most recent trust agreement (if any) and group annuity contract (if any) relating to any such AHM Benefit Plan. Neither AHM, New Holdco nor any Commonly Controlled Entity presently sponsors, maintains, contributes to, is required to contribute to, nor has AHM, New Holdco or any Commonly Controlled Entity, in the past three (3) years, ever sponsored, maintained, contributed to, or been required to contribute to, any employee pension benefit plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, including, without limitation, any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 412 of the Code.

            (b) The AHM Benefit Plans have been administered in accordance with their respective terms in all material respects. AHM and all such AHM Benefit Plans are in material compliance with all applicable provisions of ERISA and the Code.

            (c) All of the AHM Benefit Plans intended to be qualified under
Section 401(a) of the Code have been the subject of determination letters from the IRS to the effect that such AHM Benefit Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor, to the knowledge of AHM, has revocation been threatened. No AHM Benefit Plan has been operated in any respect that reasonably could result in its disqualification or been amended since the date of its most recent determination letter or application therefor in any respect that reasonably could result in its disqualification or materially increase its costs.

            (d) None of AHM, New Holdco or any officer of either of them or any of the AHM Benefit Plans which are subject to ERISA, any trusts created thereunder or, to the knowledge of AHM, any trustee or administrator thereof, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject AHM or New Holdco or any officer of either of them to tax or penalty under ERISA, the Code or other applicable law that is material to the business of New Holdco and that has not been corrected. Neither any of such AHM Benefit Plans nor any of such trusts has been terminated.

            (e) Except as set forth on Schedule 4.16(e) of the AHM Disclosure Schedule, the transactions contemplated by the Transaction Documents, either alone or upon the occurrence of any additional or further act or event, will not result in any payment or an increase in the amount of compensation or benefits or accelerate the vesting, exercisability or timing of payment of any benefits payable to or in respect of any current or former employee, director, consultant or other independent contractor of AHM or New Holdco or the beneficiary or dependent of any such person or entity.

            (f) With respect to any of the AHM Benefit Plans that is an employee welfare benefit plan, (i) no such AHM Benefit Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, (ii) each such AHM Benefit Plan that is a "group health plan," as such term is defined in
Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (iii) each such AHM Benefit Plan (including any such AHM Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to AHM or New Holdco.

            (g) Except as disclosed on Schedule 4.16(g) of the AHM Disclosure Schedule, neither AHM nor New Holdco has any material unfunded liabilities pursuant to any AHM Benefit Plan that is not intended to be qualified under
Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, including, without limitation, any nonqualified deferred compensation plan or an excess benefit plan.

            (h) No amounts payable (individually or collectively) under any of the AHM Benefit Plans or any other contract, agreement or arrangement with respect to which AHM or New Holdco may have any liability are reasonably expected to fail to be deductible for federal income tax purposes by virtue of
Section 162(m) or Section 280G of the Code.

            (i) Neither AHM, New Holdco nor any of their Commonly Controlled Entities has used the services of workers provided by third party contract labor suppliers, temporary employees, "leased employees" (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors under circumstances that could reasonably be expected to result in the disqualification of any of the AHM Benefit Plans or the imposition of penalties or excise taxes with respect to the AHM Benefit Plans by the IRS, the Department of Labor, or the Pension Benefit Guaranty Corporation in an amount which could reasonably result in material liability to AHM or New Holdco.

            (j) Neither AHM, New Holdco nor any of their respective Subsidiaries are a party to any oral or written agreement or plan, including any AHM Benefit Plan, any of the benefits of which will be increases, or the vesting or exercisability of the benefits of which will be accelerated, by the occurrence of any of the Transactions or the Reorganization either alone or upon the occurrence of any additional or further acts or events or the value of any benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement either alone or upon the occurrence of any additional or further acts or events, except for such increases or accelerations that would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on AHM.

      4.17 Vote Required. This Agreement has been approved by AHM, as the sole stockholder of New Holdco and the Reorganization will be approved by New Holdco, as the sole stockholder of Merger Sub. The issuance of shares of New Holdco Common Stock in the Merger pursuant to this Agreement and the Transactions (other than the Reorganization) must be approved by the affirmative vote of the majority of shares of AHM Common Stock present or represented by proxy at the AHM Stockholder Meeting (as defined in Section 6.3 hereof) and entitled to vote and the Reorganization must be approved by a majority of the outstanding shares of AHM Common Stock entitled to vote thereon (collectively, the "AHM Stockholder Approval" and, together with the Company Stockholder Approval, the "Stockholder Approvals"). No other vote of holders of any class or series of securities of AHM or New Holdco or Merger Sub is necessary to approve this Agreement and the Transactions. The Board of Directors of AHM, at a meeting duly called and held, subject to its right to withdraw its support of the Merger and recommend an Acquisition Proposal pursuant to Section 6.7 hereof, (a) determined that this Agreement and the Transactions, including the issuance of New Holdco Common Stock in the Merger (the "Share Issuance") and the Reorganization, are fair to, and in the best interests of, the stockholders of AHM, (b) approved this Agreement, the Reorganization and the Share Issuance, (c) has declared that this Agreement, the Share Issuance and the Reorganization are advisable, and (d) resolved to recommend that the holders of shares of AHM Common Stock approve the Reorganization and the Share Issuance. The Board of Directors of New Holdco, at a meeting duly called and held, subject to its right to withdraw its support of the Merger and recommend an Acquisition Proposal pursuant to Section 6.7 hereof,
(a) determined that this Agreement and the Transactions, including the Merger and the Reorganization, are fair to, and in the best interests of, the stockholders of New Holdco, (b) approved this Agreement and the Transactions and the Share Issuance, (c) has declared that this Agreement and the Transactions and the Share Issuance are advisable, and (d) resolved to recommend that AHM, as the sole stockholder of New Holdco, approve this Agreement, the Transactions and the Share Issuance.

      4.18 Material Contracts.

            (a) Except as set forth on Schedule 4.18(a) of the AHM Disclosure Schedule, all material contracts required to be described in Item 601(b)(1) of Regulation S-K to which AHM or its Subsidiaries or New Holdco or its Subsidiaries is a party or may be bound have been filed as exhibits to, or incorporated by reference in, the AHM SEC Reports (collectively, the "AHM Material Contracts").

            (b) As of the date of this Agreement, (i) there is no breach or violation of or default by AHM or any of its Subsidiaries under any of the AHM Material Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to AHM or any of its Subsidiaries which, with notice or lapse of time or both, could reasonably be expected to constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the AHM Material Contracts, which breach, violation or default referred to in clauses (i) or (ii), individually or in the aggregate with other such breaches, violations or defaults referred to in clauses (i) or (ii), would cause a Material Adverse Effect on AHM or New Holdco. True copies of the AHM Material Contracts in effect as of the date hereof have been delivered or made available to the Company.

      4.19 Interim Operations of New Holdco. New Holdco was formed on July 11, 2003 solely for the purpose of engaging in the transactions contemplated by this Agreement, and, except as may be reasonably required to qualify as a REIT, has engaged in no other business activities, has entered into no Contracts (other than pursuant to the transactions contemplated by this Agreement), has no liabilities or obligations and has conducted its operations only as contemplated hereby.

      4.20 Interim Operations of Merger Sub. Merger Sub will be formed immediately before the Effective Time solely for the purpose of engaging in the Reorganization and will not engage in any other business activities, enter into any Contracts, have any liability or obligations or conduct any operations.

      4.21 Certain Agreements. Neither AHM, New Holdco nor Merger Sub is a party to any oral or written agreement or plan any of the benefits of which will be increased, or the vesting or exercisability of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement either alone or upon the occurrence of any additional or further acts or events.

      4.22 No Material Adverse Effect. Since January 1, 2000, except as disclosed in the AHM SEC Reports, to the knowledge of AHM, no fact, circumstance or condition has arisen or existed that could reasonably be expected to result in a Material Adverse Effect on AHM or New Holdco.

                                   ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees that (except (i) as expressly contemplated or permitted by this Agreement, (ii) as otherwise indicated on the Company Disclosure Schedule, or (iii) to the extent that AHM shall otherwise consent in writing, which consent shall not be unreasonably withheld):

            (a) Ordinary Course. Subject to Section 5.1(f), the Company shall carry on its business in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted and, except as contemplated by this Agreement and the Transactions, take all action necessary to continue to qualify as a REIT, and the Company shall use its reasonable efforts to preserve intact its present lines of business, business organization and reputation, maintain its rights, franchises and permits, keep available the services of its key officers and employees, maintain its assets and properties, and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by the Company with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed to be a breach of this Section 5.1(a) unless such action would also constitute a breach of one or more of such other provisions.

            (b) Dividends; Changes in Stock. Except as contemplated by this Agreement, the Company shall not:

                  (i) authorize, declare or pay any dividends on or make other distributions in respect of any of its equity interests, capital stock or partnership interests, except for (A) the authorization, declaration and payment of regular quarterly cash dividends on shares of Company Common Stock in amounts reasonably estimated by the Company (based upon the Company's then-current estimates) to be no more than the minimum required for such period to maintain its REIT status, (B) distributions in accordance with the Company Rights issued under the Company Rights Plan, and (C) the Final Company Dividend (as defined in
Section 5.3 hereof);

                  (ii) split, combine or reclassify any of its equity interests or shares of capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for the Company's equity interests or capital stock, except pursuant to the exercise of Company Options and the Company Rights; or

                  (iii) repurchase, redeem or otherwise acquire, any equity interests or capital stock except for redemptions and transfers of shares of Company Common Stock required under Section 2 of Article V of the Company Charter or in accordance with the Company Rights.

            (c) Grant of Options. The Company shall not grant any options or other rights or commitments relating to its shares of capital stock or any security convertible into its shares of capital stock, or any security the value of which is measured by shares of capital stock, except as contemplated by this Agreement and except as required pursuant to the terms of the Company Options and the Company Stock Option Plan.

            (d) Tax Matters. Without consulting with AHM, the Company shall not
(i) make or rescind any material election relating to Taxes (except as required by law or necessary to preserve the Company's status as a REIT) until the Closing Date, including elections for any and all joint ventures, partnerships, limited liability companies or other investments with respect to which the Company has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, (iv) enter into any Company Tax Protection Agreement, (v) amend any of its Tax returns or change its organizational structure in any manner that could impact its current or future tax posture or affect its status as a REIT, or (vi) file any material Tax Returns or other related documents; provided, however, that the Company shall not take any action set forth in clauses (i) through (vi) above if such action is reasonably expected to materially and adversely affect the Company.

            (e) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or as may be required by Law or Order (and following written notice to AHM), the Company shall not amend or propose to amend its Company Charter or bylaws.

            (f) Dispositions; Acquisitions. The Company shall not (i) sell, lease, transfer, encumber or otherwise dispose of, or agree to sell, lease, transfer, encumber or otherwise dispose of, any of its assets which are material to the Company, or (ii) purchase or agree to purchase or acquire, any mortgage-backed securities or other assets which are material to the Company, except in each case in a manner consistent with past practices, or unless such purchases or sales are necessary to comply with the applicable REIT rules and regulations, the Investment Company Act, or the Company's investment policies (and consistent with the Company's obligations under this Agreement). Notwithstanding any of the foregoing, the Company shall not take any of the actions described in (i) or (ii) above after the Determination Date and prior to the Effective Time without the prior written consent of AHM, which shall not be unreasonably withheld.

            (g) Indebtedness. Except as described on Schedule 5.1(g) of the Company Disclosure Schedule, the Company shall not: incur or assume any indebtedness, guarantees, loans or advances not in existence as of the date of this Agreement except for (i) short-term indebtedness incurred under the Company's current short-term facilities (and any replacements thereof) incurred in the ordinary course of business, consistent with past practices, and which is reasonably expected by the Company to be repaid from cash from continuing operations within twelve (12) months of the incurrence thereof or from the proceeds of indebtedness permitted hereunder, or (ii) the amendment, extension, modification, refunding, renewal, refinancing or replacement of existing indebtedness after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby (or, in the case of replacement indebtedness, the term of such indebtedness is not for a longer period of time than the period of time applicable to the indebtedness so replaced).

            (h) Discharge of Claims. The Company shall not discharge or satisfy any Claims (asserted or unasserted), other than discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or reflected in the most recent consolidated financial statements (or the notes thereto) of the Company included in the most recent Company SEC Reports filed prior to the date of this Agreement.

            (i) Books and Records. The Company shall use commercially reasonable efforts to maintain the books, records and accounts of the Company's business in the usual, regular and ordinary course of business on a basis consistent with the Company's past practice and in accordance with GAAP.

            (j) Compensation. The Company shall not adopt or make any commitment to enter into, adopt, amend in any material manner or terminate any agreement, arrangement, plan or policy between the Company and one or more of its directors or officers.

            (k) Insurance. The Company shall not cancel or terminate any insurance policy naming it as a beneficiary or a loss payable payee without notice to AHM, except policies which are replaced without diminution of or gaps in coverage.

            (l) Liquidation, Merger, etc. The Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

            (m) Contracts. Except in the ordinary course of business consistent with past practice, the Company shall not (i) modify, amend, terminate or fail to use commercially reasonable efforts to renew any Company Material Contract or waive, release or assign any material rights or claims under a Company Material Contract to which the Company is a party in a manner adverse to the Company,
(ii) modify, amend or terminate the Management Agreement, or (iii) enter into any new Company Material Contracts, to the extent such actions would have a Material Adverse Effect.

            (n) Other Actions. The Company shall not knowingly take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect, or (iii) except as contemplated by Section 6.6 or 8.1(e)(iii) hereof, any of the conditions to the Merger set forth in Article VII below not being satisfied.

            (o) Prohibited Actions. The Company shall not agree, commit or arrange to take any action prohibited under this Section 5.1.

      5.2 Covenants of AHM and New Holdco. During the period from the date of this Agreement and continuing until the Closing Date, AHM and New Holdco each agrees as to itself and to each Subsidiary of AHM and New Holdco that (except
(i) as expressly contemplated or permitted by this Agreement or the Reorganization, (ii) as otherwise indicated on the AHM Disclosure Schedule,
(iii) as may be reasonably required to ensure that New Holdco will qualify as a REIT, or (iv) to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld):

      (a) Preservation of Business. AHM and each of its Subsidiaries and New Holdco and each of its Subsidiaries shall carry on its respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted except as contemplated by this Agreement and the Transactions, and New Holdco, AHM and each Subsidiary of AHM and New Holdco shall use its reasonable efforts to preserve intact its present lines of business, business organization and reputation, maintain its rights, franchises and permits, keep available the services of its key officers and employees, maintain its assets and properties, and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its ongoing businesses shall not be impaired in any material respect at the Closing Date; provided, however, that no action by New Holdco, AHM or any Subsidiary of AHM or New Holdco with respect to matters specifically addressed by any other provision of this Section 5.2 shall be deemed to be a breach of this Section 5.2(a) unless such action would constitute a breach of one or more of such other provisions.

      (b) Dividends; Changes in Stock. Except as contemplated by this Agreement, AHM and New Holdco shall not and shall not permit any of their Subsidiaries to:

                  (i) authorize, declare or pay any dividends on or make other distributions in respect of any of its equity interests, capital stock or partnership interests, except for (A) dividends by wholly-owned Subsidiaries of AHM or New Holdco, and (B) the authorization, declaration and payment of regular quarterly cash dividends on shares of AHM Common Stock in amounts consistent with past practice;

                  (ii) split, combine or reclassify any of its equity interests or shares of capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for AHM's, New Holdco's or an AHM or New Holdco Subsidiary's equity interests or capital stock, except pursuant to the exercise of options or other rights referred to in
Section 4.2 hereof; or

                  (iii) repurchase, redeem or otherwise acquire, or permit any of their Subsidiaries to purchase, redeem or otherwise acquire, any equity interests or capital stock.

            (c) Grant of Options. None of New Holdco, AHM or any Subsidiary of AHM or New Holdco shall, except as set forth on Schedule 5.2(c) of the AHM Disclosure Schedule or with the consent of the Company, grant any options or other rights or commitments relating to its shares of capital stock or any security convertible into its shares of capital stock, or any security the value of which is measured by shares of capital stock except as contemplated by this Agreement, other than the granting of options or other stock-based awards to acquire shares of AHM Common Stock under the AHM Stock Option Plans in the ordinary course of business consistent with past practice.

            (d) Tax Matters. AHM, New Holdco and their Affiliates shall use commercially reasonable efforts to qualify, on or prior to the Effective Time,
(i) New Holdco as a REIT within the meaning of the Code, and (ii) each Subsidiary of New Holdco (including AHM) as a "qualified REIT Subsidiary" or a "taxable REIT subsidiary" as such terms are defined under the Code.

            (e) Governing Documents. Except to the extent required to comply with their respective obligations hereunder, in connection with any acquisition permitted by Section 5.2(g) hereof or as may be required by Law or Order (and following written notice to the Company), neither AHM nor New Holdco shall, and neither AHM nor New Holdco shall permit any of their Subsidiaries to, amend or propose to amend their respective charters or by-laws; provided, however, that neither AHM nor New Holdco shall, and neither AHM nor New Holdco shall permit any of their Subsidiaries to, take any action which hinders, prevents or otherwise has an adverse effect on the Transactions.

            (f) Notice of Changes. AHM promptly shall notify the Company of any material emergency or other material change in the condition (financial or otherwise), of AHM's or New Holdco's business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated).

            (g) Dispositions; Acquisitions. Prior to obtaining the AHM Stockholder Approval, neither AHM nor New Holdco shall, directly or indirectly through a Subsidiary or otherwise, (i) sell, lease, transfer, encumber or otherwise dispose of, or agree to sell, lease, transfer, encumber or otherwise dispose of, any of its assets which are material to AHM and its Subsidiaries or New Holdco and its Subsidiaries, taken as a whole, or (ii) merge or consolidate with, or acquire all or substantially all of the assets of, or the beneficial ownership of a majority of the outstanding capital stock or other equity interests in, any Person in a transaction (A) for aggregate consideration greater than $20,000,000 (including the present value of any and all prospective earn-out amounts based on the future performance of the business of the acquired entity) or (B) requiring the approval of the stockholders of AHM or New Holdco.

            (h) Issuance of New Holdco Securities. Neither AHM nor New Holdco shall, and neither AHM nor New Holdco shall permit any of their Subsidiaries, except as contemplated by this Agreement, to issue, or commit to issue, or change the ownership of, their securities, unless such issuance or change in ownership has been approved by the Company.

            (i) Contracts. Except in the ordinary course of business consistent with past practice or in connection with any acquisition permitted by Section 5.2(g) hereof, neither AHM nor New Holdco shall, and neither AHM nor New Holdco shall cause any of their Subsidiaries to, (i) modify, amend, terminate or fail to use commercially reasonable efforts to renew any AHM Material Contract, or waive release or assign any material rights or claims under an AHM Material Contract to which it is a party in a manner adverse to AHM or New Holdco or (ii) enter into any new AHM Material Contracts, to the extent such action would materially hinder, prevent or otherwise have an adverse effect on the Transactions.

            (j) Acquisitions of Company Capital Stock. Prior to the Effective Time, neither AHM nor New Holdco shall, and neither AHM or New Holdco shall permit any of their Subsidiaries to, acquire ownership, beneficially or of record, of any Company Capital Stock.

            (k) Other Actions. Neither AHM nor New Holdco shall knowingly take, and neither AHM nor New Holdco shall permit any of their Subsidiaries to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect, or (iii) except as contemplated by Sections 6.6 or 8.1(d)(iii) hereof, any of the conditions to the Merger set forth in Article VII below not being satisfied.

            (l) Prohibited Actions. Neither AHM nor New Holdco shall, and neither AHM nor New Holdco shall permit any of their Subsidiaries to, agree, commit or arrange to take any action prohibited under this Section 5.2.

      5.3 Final Company Dividend. The Company shall authorize, declare and pay a dividend (the "Final Company Dividend") to holders of shares of Company Common Stock in an amount equal to the minimum dividend necessary in such period to avoid (a) jeopardizing its status as a REIT under the Code, and (b) the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code for the taxable year ending on the Effective Time (provided that the foregoing shall not be deemed to limit the amount of dividends that are otherwise payable by the Company under the terms of this Agreement).

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      6.1 Preparation of Joint Proxy Statement/Prospectus and Registration Statement.

            (a) As promptly as practicable after the execution of this Agreement, the Company, New Holdco and AHM shall cooperate with each other regarding, and, prepare and file with the SEC, the Joint Proxy Statement/Prospectus, and AHM and New Holdco shall prepare and file the Registration Statement (in which the Joint Proxy Statement/Prospectus will be included). The Company, New Holdco and AHM will cause the Joint Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of the Company, New Holdco and AHM shall use all reasonable efforts to have or cause the Joint Proxy Statement/Prospectus to be cleared by the SEC and to cause the Registration Statement to become effective as promptly as practicable after such filing and to keep the Registration Statement effective as long as is reasonably necessary to consummate the Merger. Without limiting the generality of the foregoing, each of the Company, New Holdco and AHM shall fully cooperate with the other party in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement, and shall, upon request, furnish the other party with all information concerning it and its Affiliates as the other may deem reasonably necessary or advisable in connection with the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. The Joint Proxy Statement/Prospectus shall include the recommendations of the Boards of Directors of the Company, AHM and New Holdco described in Sections 3.17 and 4.17 hereof, respectively, subject to the right of the Board of Directors of the Company to withdraw, amend or modify such recommendations in accordance with Section 6.6 below. AHM and New Holdco shall use their best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of New Holdco Common Stock pursuant to the Merger and will pay all filing fees incident thereto. As promptly as practicable after the Registration Statement becomes effective, the Company, AHM and New Holdco shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders.

            (b) The Company, New Holdco and AHM each agrees that none of the information supplied by it to be included or incorporated by reference in the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, will, on the date of the mailing of the Joint Proxy Statement/Prospectus or any amendment or supplement thereto, and at the time of the Stockholders Meetings (as defined in Section 6.3 below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company, New Holdco and AHM each agrees that none of the information supplied by it to be included or incorporated by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to New Holdco, AHM and their Subsidiaries and the AHM Stockholders Meeting will be deemed to have been supplied by AHM and New Holdco and information concerning or related to the Company and the Company Stockholders Meeting shall be deemed to have been supplied by the Company.

            (c) Without limiting the generality of the foregoing, prior to the Closing Date (i) the Company, AHM and New Holdco shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Joint Proxy Statement/Prospectus or the Registration Statement, (ii) the Company, AHM and New Holdco shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Joint Proxy Statement/Prospectus or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or its counsel and the SEC with respect to any of the foregoing filings, and (iii) the Company, AHM and New Holdco will provide the other and its counsel with a reasonable opportunity to review and comment on the Joint Proxy Statement/Prospectus or the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC.

      6.2 Access to Information. Subject to the requirements of confidentiality agreements with Third Parties, each of the Company, on one hand, and New Holdco, AHM and each Subsidiary of AHM and New Holdco, on the other hand, shall afford to the other parties or party, as the case may be, and to the officers, employees, accountants, counsel, financial advisors, sources of financing and other representatives of such other parties or party, as the case may be, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company, on the one hand, and New Holdco, AHM and each Subsidiary of AHM and New Holdco, on the other hand, shall furnish promptly to the other parties or party, as the case may be, and its financing sources all other information concerning its business, properties and personnel as such other parties or party, as the case may be, may reasonably request. Each of the Company, New Holdco, AHM and each Subsidiary of AHM and New Holdco agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 6.2 for any purpose unrelated to the consummation of the Transactions. The Confidentiality and Standstill Agreement dated as of April 11, 2003, by and between the Company and AHM (the "Confidentiality Agreement") shall apply with respect to information furnished hereunder and any other activities contemplated thereby.

      6.3 Stockholders Meetings.

            (a) Company Stockholders Meeting. The Company shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the sole purpose of obtaining the Company Stockholder Approval with respect to the transactions contemplated by this Agreement, shall take all lawful action to solicit the Company Stockholder Approval and, subject to
Section 6.6 below, the Board of Directors of the Company shall recommend approval of this Agreement by the stockholders of the Company.

            (b) AHM Stockholders Meeting. AHM shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "AHM Stockholders Meeting" and, together with the Company Stockholders Meeting, the "Stockholders Meetings") for the sole purpose of obtaining the AHM Stockholder Approval with respect to the transactions contemplated by this Agreement (including, without limitation, the Reorganization), shall take all lawful action to solicit the AHM Stockholder Approval and, subject to Section 6.6 below, the Board of Directors of AHM shall recommend approval of the Share Issuance and the Reorganization and any and all other matters necessary to consummate the Transactions under applicable state law by the stockholders of AHM.

      6.4 Approvals. Subject to the terms and conditions herein provided, the Company, AHM and New Holdco shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection both the execution and the delivery of this Agreement, and the consummation of the transactions contemplated hereby, including without limitation any required filings and consents under the HSR Act, and (ii) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (b) use all reasonable efforts to obtain, in writing, the consents listed in and the consents listed on Schedule 6.4 of the Company Disclosure Schedule (the "Other Company Consents") in form reasonably satisfactory to the Company and AHM; and
(c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Transactions, subject in the case of the Company to the exercise by the Board of Directors of the Company or the Special Committee of its duties under applicable law. If at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, AHM and the Surviving Corporation shall take all such necessary action.

      6.5 Reorganization. AHM and New Holdco shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to cause the consummation of the Reorganization.

      6.6 Notice of Defaults. The Company shall give prompt notice to AHM and New Holdco, and each of AHM and New Holdco shall give prompt notice to the Company, (a) if any representation or warranty made by it contained in this Agreement that is qualified as to Material Adverse Effect, becomes untrue or incorrect in any respect, or any such representation or warranty that is not so qualified becomes untrue or incorrect in any material respect, or (b) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      6.7 Acquisition Proposals.

            (a) Subject to Section 6.7(b) below, unless and until this Agreement shall have been terminated by either party pursuant to Article VIII hereof, none of AHM, New Holdco or the Company shall take or cause, directly or indirectly (through their respective officers, directors, employees, representatives, agents or affiliates, including any investment bankers, attorneys or accountants (collectively, the "Representatives")), any of the following actions with any party other than AHM or New Holdco or their designees (in the case of the Company) or the Company (in the case of AHM and New Holdco): (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or a significant part of its business, assets or capital stock whether by merger, consolidation or other business combination, purchase of assets, tender or exchange offer or otherwise, other than with respect to a sale transaction permitted under Section 5.1 or 5.2 hereof (each of the foregoing, an "Acquisition Proposal"); (ii) disclose, in connection with an Acquisition Proposal, any information or provide access to its properties, books or records, except as required by law or pursuant to a governmental request for information; (iii) enter into or execute any agreement relating to an Acquisition Proposal; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal other than with respect to the Merger, or as otherwise required by applicable law. This Section 6.7(a) shall not limit the ability of the Company or AHM to sell assets in accordance with Sections 5.1(f) or 5.2(g) hereof, respectively.

            (b) Notwithstanding the foregoing, prior to the Stockholder Approvals, (the "Applicable Period"), in response to a bona fide, unsolicited, written Acquisition Proposal from a Third Party (that does not result from a breach of this Section 6.7), the Board of Directors of the party receiving such Acquisition Proposal may, and may authorize and permit its Representatives to,
(i) provide such Third Party with nonpublic information, (ii) otherwise facilitate any effort or attempt by such Third Party to make such Acquisition Proposal, (iii) agree to or recommend or endorse any such Acquisition Proposal with or by any Third Party, (iv) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party hereto, its approval and recommendation of the Merger and this Agreement, and (v) participate in discussions and negotiations with such Third Party relating to such Acquisition Proposal, if and only to the extent that (x) the Board of Directors of the party receiving such Acquisition Proposal, or any committee thereof, determines in good faith (after consultation with its financial advisor and legal counsel) that such Acquisition Proposal is more favorable or is likely to result in an Acquisition Proposal that is more favorable to its stockholders than the Merger and is made by a Person believed by the Board of Directors of the party receiving such Acquisition Proposal, or any committee thereof, to be reasonably capable of completing such Acquisition Proposal (a "Superior Proposal"), and (y) the Third Party has entered into a confidentiality agreement pertaining to nonpublic information regarding the party receiving such Acquisition Proposal containing terms in the aggregate no more favorable to the Third Party than those in the Confidentiality Agreement. Neither party shall enter into any agreement implementing a Superior Proposal prior to the termination of this Agreement in accordance with Section 8.1 below.

            (c) The party receiving such Acquisition Proposal shall promptly advise the other party orally and in writing of any request for information or any Acquisition Proposal it receives and any material change in the terms thereof (but not the terms or identity of the Person making such request or Acquisition Proposal).

            (d) Nothing contained in this Section 6.7 shall prohibit the Company or AHM or their respective Boards of Directors (i) from taking and disclosing to their respective stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to their respective stockholders with regard to an Acquisition Proposal, or (ii) prior to the Company Stockholder Approval or the AHM Stockholder Approval, as appropriate, from taking any action as contemplated by
Section 8.1(d)(iii) or 8.1(e)(iii) below. Nothing in this Section 6.7 shall permit the Company or AHM to terminate this Agreement (except as specifically provided in Article VIII hereof).

            (e) For purposes of this Section 6.7, references to the Board of Directors of the Company shall include the Special Committee.

      6.8 Fees and Expenses. Whether or not the Merger is consummated, (i) all Expenses relating to the preparation, printing and mailing of the Joint Proxy Statement/Prospectus and the Registration Statement will be shared equally by AHM and the Company, and (ii) all other Expenses incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such Expenses, except as provided in Section 8.2 below. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals, the filing of applications with the SEC and all other matters related to the transactions contemplated hereby.

      6.9 Directors' and Officers' Indemnification and Insurance.

            (a) From and after the Effective Time, the Surviving Corporation shall provide exculpation and indemnification for each Person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, employee or director of the Company or the Manager (the "Indemnified Parties") to the same extent provided under existing arrangements by the Company and the Company Charter and bylaws of the Company, as in effect on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including, without limitation, all Transactions contemplated by this Agreement.

            (b) In addition to the rights provided in Section 6.9(a) above, in the event of any threatened or actual Claim, whether civil, criminal or administrative, including without limitation, any action by or on behalf of any or all security holders of the Company, AHM or New Holdco, or any Subsidiary of AHM or New Holdco, or by or in the right of the Company, AHM or New Holdco, or any Subsidiary of AHM or New Holdco, or any Claim in which any Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer, employee or director of the Company or any action or omission or alleged action or omission by such Person in his capacity as an officer, employee or director, or (ii) this Agreement or the Transactions contemplated by this Agreement (including, without limitation, the Reorganization), whether in any case asserted or arising before or after the Effective Time, AHM, New Holdco and the Surviving Corporation (the "Indemnifying Parties") shall from and after the Effective Time jointly and severally indemnify and hold harmless the Indemnified Parties from and against any losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines or amounts paid in settlement arising out of or relating to any such Claims. AHM, New Holdco, the Surviving Corporation and the Indemnified Parties hereby agree to use their best efforts to cooperate in the defense of such Claims. In connection with any such Claim, the Indemnified Parties shall have the right to select and retain counsel, at the cost of the Indemnifying Parties, subject to the consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed). In addition, after the Effective Time, in the event of any such threatened or actual Claim, the Indemnifying Parties shall promptly pay and advance reasonable expenses and costs incurred by each Indemnified Person as they become due and payable in advance of the final disposition of the Claim to the fullest extent permitted by law. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such Claim, shall promptly notify the Indemnifying Parties of such Claim and the relevant facts and circumstances with respect thereto; provided however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties' ability to defend such Claim; and provided, further, however, that no Indemnified Party shall be obligated to provide any notification pursuant to this Section 6.8(b) prior to the Effective Time.

            (c) At or prior to fourteen (14) days prior to the Effective Time, the Company shall obtain a commitment for directors' and officers' liability insurance policy coverage ("D&O Tail Policy") for acts and omissions prior to the Effective Time for the directors and officers of the Company and the Manager (naming the directors and officers of New Holdco for co-defendant coverage (the "New Holdco Coverage")) with at least $25 million of coverage for a period of six years following the Effective Time which will provide such directors and officers and the Manager (and its officers and directors) with coverage on substantially similar terms as currently provided by the Company to the directors and officers of the Company and the Manager (and its officers and directors). For the avoidance of doubt, the inability to obtain the commitment for the D&O Tail Policy fourteen (14) days prior to the Effective Time shall be deemed a breach of this Agreement. AHM shall have the right to reasonably review and approve the D&O Tail Policy, which approval shall not be unreasonably withheld or delayed. AHM and the Company shall share equally the costs of the D&O Tail Policy other than the additional fees and premium costs attributable to the New Holdco Coverage, which such additional costs shall be borne by AHM for the first $150,000 of such costs, with the remainder to be shared equally between AHM and the Company.

            (d) This Section 6.9 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of AHM and New Holdco, including, without limitation, the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.9 and AHM and New Holdco acknowledge and agree that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 6.9.

            (e) In the event that the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the successors and assigns of such entity shall expressly assume the obligations set forth in this Section 6.8, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

            (f) AHM guarantees, unconditionally and absolutely, the performance of Surviving Corporation's and New Holdco's obligations under this Section 6.8.

      6.10 Public Announcements. The Company, New Holdco and AHM and the Subsidiaries of AHM and New Holdco shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of NASDAQ or the NYSE, as applicable, in which notice shall be provided, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

      6.11 Listing on NASDAQ; NYSE. AHM and New Holdco shall use their reasonable best efforts to cause the shares of New Holdco Common Stock issuable to the stockholders of the Company in the Merger to be eligible for quotation on NASDAQ or listing on the NYSE immediately prior to the Effective Time.

      6.12 Assumption of Company Stock Option Plan. At the Effective Time, the Company Stock Option Plan will be assumed by the Surviving Corporation.

      6.13 Payment of Termination Fee. No later than three (3) Business Days prior to the Initial Closing Date, the Company shall deposit the Escrow Amount into the Escrow Account, to be held and released in accordance with the terms and subject to the conditions set forth in the Escrow Agreement. Pursuant to the terms and subject to the conditions of the Escrow Agreement, immediately prior to the Closing, the Escrow Agent shall pay (a) the Termination Fee to the Manager and (b) any amounts remaining in the Escrow Account (net of any applicable fees and expenses) to the Surviving Corporation.

      6.14 Lock-Up. Prior to Closing, the Company shall cause each of the Persons listed on Schedule D attached hereto (the "Lock-Up Parties") to enter into a lock-up agreement with New Holdco and AHM, substantially in the form of Exhibit G (the "Lock-Up Agreement") pursuant to which the Lock-Up Parties shall agree that, (a) for a period of 60 days following the Closing Date (the "Initial Lock-Up Period"), the Lock-Up Parties shall not offer, sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of any of the shares of New Holdco Common Stock (or the economic interest in such shares through hedging arrangements, derivative transactions or otherwise) received by the Lock-Up Parties in the Merger (the "Lock-Up Shares"), and (b) for a period of 30 days following the expiration of the Initial Lock-Up Period, the Lock-Up Parties shall not sell greater than 5% of the Lock-Up Shares.

      6.15 Section 368(a) Reorganization; Officer's Certificates in Support of Tax Opinions.

            (a) None of AHM, New Holdco, the Company, or any of their respective Subsidiaries or Affiliates shall take any action, fail to take any action, cause any action to be taken or not taken, or suffer to exist any condition that would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or fail to satisfy the conditions set forth in Sections 7.2(e) and 7.3(h) hereof. The parties hereto hereby adopt this Agreement as a plan of reorganization.

            (b) New Holdco will hold at least 34% of the Company's total asset portfolio acquired in the Merger for a 24-month period following the Effective Time, as more particularly set forth in the officer's representation letter substantially in the form attached hereto as Exhibit I-2, executed by AHM and delivered to counsel for AHM and the Company. Notwithstanding anything else in this Agreement, New Holdco's obligations contained in this Section 6.15(b) shall survive the Effective Time. The stockholders of the Company shall be deemed third-party beneficiaries of this Section 6.15(b).

            (c) For purposes of the tax opinions to be entered into pursuant to Sections 7.2(e) and 7.3(h) of this Agreement, the Company, AHM and New Holdco shall provide officer's representation letters, substantially in the forms attached hereto as Exhibits I-1 and I-2, respectively, each dated on or about the date the Registration Statement shall become effective, and subsequently, on or about the Closing Date.

      6.16 Reorganization Documents. AHM and New Holdco will provide the Company and its counsel with a reasonable opportunity to review and comment on all material agreements, certificates and other material documents prepared or executed by either AHM or New Holdco in connection with the Reorganization and the transactions contemplated thereby.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

      7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the Company, AHM and New Holdco to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

            (a) Stockholder Approvals. The Company shall have obtained the Company Stockholder Approval and AHM shall have obtained the AHM Stockholder Approval.

            (b) Governmental Approvals. All material consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity as indicated in Section 3.3(c) or Schedule 3.3(c) to the Company Disclosure Schedule or Section 4.3(c) or Schedule 4.3(c) to the AHM Disclosure Schedule in connection with both the execution and the delivery of the Transaction Documents, and the consummation of the Transactions contemplated hereby shall have been made or obtained (as the case may be).

            (c) No Injunctions or Restraints; Illegality. No federal, state, local or foreign, if any, Law shall have been adopted or promulgated, and no temporary restraining Order, preliminary or permanent injunction or other Order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

            (e) Effectiveness of Registration Statement. The Registration Statement containing the Joint Proxy Statement/Prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

            (f) Reorganization. The Reorganization shall have occurred.

      7.2 Additional Conditions to Obligations of AHM and New Holdco. The obligations of AHM and New Holdco to effect the Merger are subject to the satisfaction of, or waiver by AHM, at or prior to the Closing of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except in each case, or the aggregate, as does not constitute a Material Adverse Effect on the Company at the Closing Date. AHM shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

            (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and AHM shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

            (c) Required Company Consents. All Required Company Consents, the failure of which to obtain would have a Material Adverse Effect on the Company or, following consummation of the Merger, the Surviving Corporation, shall have been obtained.

            (d) Material Adverse Effect. Since the date of this Agreement, there shall have been no changes in facts or conditions that have had a Material Adverse Effect on the Company, and AHM shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

            (e) Tax Opinion. AHM shall have received a written opinion, dated on or about the date that the Registration Statement shall become effective, and subsequently, on or about the Closing Date, from Cadwalader, Wickersham & Taft LLP, counsel to AHM, substantially in the form attached hereto as Exhibit H, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Cadwalader, Wickersham & Taft LLP shall be entitled to rely upon reasonable and customary representations provided by the Company and AHM substantially in the forms attached hereto as Exhibits I-1 and I-2, respectively.

            (f) REIT Opinion. The Company shall have received the opinion of O'Melveny & Myers LLP, special counsel to the Company, substantially in the form attached hereto as Exhibit J, and shall have provided to AHM copies of such opinion and the corresponding representation letter by the Company.

            (g) Final Opinion of Company Financial Advisor. The opinion of the Company Financial Advisor received by the Company shall conform in all material respects to the Draft Opinion of Company Financial Advisor made available to AHM pursuant to Section 3.13 hereof.

            (h) Compliance with Investment Guidelines. The assets held by the Company in its total asset portfolio on the Determination Date shall be consistent with the investment guidelines set forth on Schedule 7.2(h) attached hereto; provided, however, that not less than thirty-four percent (34%) of the Company's total asset portfolio on the Determination Date shall consist of the asset types listed on Schedule 7.2(h) attached hereto.

      7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, at or prior to the Closing of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties of AHM and New Holdco contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except in each case, or the aggregate, as does not constitute a Material Adverse Effect on AHM or New Holdco at the Closing Date. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of each of AHM and New Holdco to such effect.

            (b) Performance of Obligations of AHM and New Holdco. Each of AHM and New Holdco shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of AHM to such effect.

            (c) Required AHM Consents. All Required AHM Consents, the failure of which to obtain would have a Material Adverse Effect on AHM or New Holdco or, following consummation of the Merger, the Surviving Corporation, shall have been obtained.

            (d) Material Adverse Effect. Since the date of this Agreement, there shall have been no changes in facts or conditions that have had a Material Adverse Effect on AHM or New Holdco, and the Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of AHM and New Holdco to such effect.

            (e) Listing. The shares of New Holdco Common Stock to be issued to stockholders of the Company in the Merger shall have been authorized for quotation on NASDAQ or listing on the NYSE, subject to notice of issuance.

            (f) Third Amendment to Management Agreement. The Third Amendment to Management Agreement shall have been duly executed by the Company and the Manager and shall be in full force and effect.

            (g) Escrow Agreement; Deposit of Escrow Amount. The Escrow Agreement shall be in full force and effect and shall not have been amended or terminated since its original date of execution, and there shall be no conditions to or impediments on the release of the Escrow Amount and the payment of the Termination Fee to the Manager at the Effective Time under the Escrow Agreement other than the consummation of the Merger.

            (h) Tax Opinion. The Company shall have received a written opinion dated on or about the date of the Registration Statement shall become effective, and subsequently, on or about the Closing Date, from O'Melveny & Myers LLP, special counsel to the Company, substantially in the form attached hereto as Exhibit K, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, O'Melveny & Myers LLP shall be entitled to rely upon reasonable and customary representations provided by the Company and AHM substantially in the forms attached hereto as Exhibits I-1 and I-2, respectively.

            (i) REIT Opinion. AHM shall have received the opinion of Cadwalader, Wickersham & Taft LLP, legal counsel to AHM, substantially in the form attached hereto as Exhibit L, and shall have provided to the Company copies of such opinion and the corresponding representation letter by New Holdco.

            (j) Final AHM Financial Advisor Opinion. The opinion of the AHM Financial Advisor received by AHM shall conform in all material respects to the Draft Opinion of AHM Financial Advisor made available to the Company pursuant to
Section 4.13 hereof.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (except as otherwise provided), whether before or after the Stockholder Approvals, by written notice from AHM to the Company or the Company to AHM, as the case may be, as follows:

            (a) by mutual written consent of AHM and the Company;

            (b) by either the Company or AHM, if the Effective Time shall not have occurred on or before January 12, 2004 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure (or in the case of AHM, the failure of New Holdco) to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; and provided further, however, that if on the Termination Date the conditions to the Merger set forth in Sections 7.1(b) or
(d) shall not have been fulfilled, but all other conditions to the Merger shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be automatically be extended to April 12, 2004;

            (c) by either the Company or AHM, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.4 hereof) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable, or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 6.4 hereof), which in either case is necessary to fulfill the conditions set forth in Sections 7.1(c), (d) or (e), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure (or in the case of AHM, the failure of New Holdco) to comply with Section 6.4 has been the cause of such action or inaction;

            (d) by AHM:

                  (i) if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Company Stockholder Approval upon the taking of such vote at a duly called and held meeting of stockholders of the Company, or at any adjournment thereof;

                  (ii) in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in
Section 7.2(a) or (b), as applicable, and (ii) cannot be cured or, if curable, has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach (a "Material Company Breach"); provided that in no event shall such 30-day period extend beyond the Termination Date;

                  (iii) if, prior to the AHM Stockholders Meeting, (i) the Board of Directors of AHM or New Holdco, or any committee thereof, shall have determined to withdraw or modify, in any manner which is materially adverse to the Company, its recommendation or approval of the Merger and this Agreement and the transactions contemplated hereby pursuant to Section 6.7(c), and (ii) AHM or New Holdco shall have given three (3) Business Days prior written notice to the Company advising the Company that AHM or New Holdco has received a Superior Proposal from a third party, and intends to terminate this Agreement in accordance with this Section 8.1(d)(iii) (during which period AHM shall negotiate in good faith with the Company concerning any new proposal by the Company);

                  (iv) if the Board of Directors of the Company, or any committee thereof, shall withdraw or modify, in any manner which is materially adverse to AHM or New Holdco, the Board of Directors' or committee's recommendation to the Company's stockholders that they approve the Merger or this Agreement;

                  (v) if AHM makes the AHM Election at any time during the one
(1) Business Day period commencing at the close of business on the Determination Date, unless the Company, within one (1) Business Day following the AHM Election, shall have elected to adjust the Exchange Ratio pursuant to Section 1.7(b)(iv) hereof, in which case the Agreement shall remain in effect and shall not be terminated pursuant to this Section 8.1(d)(v); or

                  (vi) in the event of a breach by a Company Significant Stockholder of any representation, warranty, covenant or other agreement contained in the Company Voting Agreement to which such Company Significant Stockholder is a party which cannot be cured or, if curable, has not been cured prior to the Company Stockholders Meeting.

            (e) by the Company:

                  (i) if the approval by the stockholders of AHM or New Holdco required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain such approvals upon the taking of such vote at a duly called and held meeting of stockholders of AHM and New Holdco, or at any adjournment thereof;

                  (ii) in the event of a breach by AHM or New Holdco of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in
Section 7.3(a) or (b), as applicable, and (ii) cannot be cured or, if curable, has not been cured within thirty (30) days after the giving of written notice to AHM or New Holdco of such breach (a "Material AHM Breach" and, together with a "Material Company Breach," a "Material Breach"); provided that in no event shall such 30-day period extend beyond the Termination Date;

                  (iii) if, prior to the Company Stockholders Meeting, (i) the Board of Directors of the Company, or any committee thereof, shall have determined to withdraw or modify, in any manner which is materially adverse to AHM or New Holdco, its recommendation or approval of the Merger and this Agreement and the transactions contemplated hereby pursuant to Section 6.7(c), and (ii) the Company shall have given three (3) Business Days prior written notice to AHM advising AHM that the Company has received a Superior Proposal from a third party, and advising AHM that the Company intends to terminate this Agreement in accordance with this Section 8.1(e)(iii) (during which period the Company shall negotiate in good faith with AHM concerning any new proposal by
AHM);

                  (iv) if the Board of Directors of AHM or New Holdco, or any committee thereof, shall withdraw or modify, in any manner which is materially adverse to the Company, the Board of Directors' or committee's recommendation to AHM's or New Holdco's stockholders that they approve the Merger or this Agreement;

                  (v) if the Company makes the Company Election at any time during the one (1) Business Day period commencing at the close of business on the Determination Date, unless AHM, within one (1) Business Day following the Company Election, shall have elected to adjust the Exchange Ratio pursuant to
Section 1.7(b)(v) hereof, in which case the Agreement shall remain in effect and shall not be terminated pursuant to this Section 8.1(e)(v); or

                  (vi) in the event of a breach by an AHM Significant Stockholder of any representation, warranty, covenant or other agreement contained in the AHM Voting Agreement to which such AHM Significant Stockholder is a party which cannot be cured or, if curable, has not been cured prior to the AHM Stockholders Meeting.

      8.2 Effect of Termination.

            (a) In the event of termination of this Agreement by either the Company or AHM as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation (other than in respect of a prior Material Breach) on the part of AHM or the Company or their respective officers or directors except with respect to the second sentence of Section 6.2,
Section 6.10, this Section 8.2 and Article IX hereof.

            (b) If this Agreement is terminated (i) by the Company pursuant to
Section 8.1(e)(iii), or (ii) by AHM pursuant to Section 8.1(d)(ii), (iv) or (vi) above, then, in such event, and simultaneously with such termination, the Company shall pay to AHM an aggregate amount equal to $12,000,000, plus any documented out-of-pocket Expenses (a "Break-Up Fee"), which Break-Up Fee shall be payable by wire transfer of same day funds to AHM. AHM and New Holdco hereby acknowledge and agree that the payment of a Break-Up Fee to AHM pursuant to the preceding sentence shall fully satisfy the Company's obligations to both AHM and New Holdco under this Section 8.2(b). The Company acknowledges that the agreement contained in this Section 8.2(b) is an integral party of the transactions contemplated by this Agreement and that, without this agreement, New Holdco and AHM would not enter into this Agreement; accordingly, if the Company fails promptly to pay the Break-Up Fee and, in order to obtain such payment, either AHM, New Holdco or both of them commence a suit which results in a judgment against the Company for the amount of the Break-Up Fee, the Company shall pay to the prevailing party or parties its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest thereon at the Applicable Rate on the date such payment was required to be paid.

            (c) If this Agreement is terminated (i) by AHM pursuant to Section 8.1(d)(iii), or (ii) by the Company pursuant to Section 8.1(e)(ii), (iv) or (vi) above, then, in such event, AHM shall pay to the Company simultaneously with such termination an amount equal to the Break-Up Fee, which amount shall be payable by wire transfer of same day funds. AHM acknowledges that the agreement contained in this Section 8.2(c) is an integral party of the transactions contemplated by this Agreement and that, without this agreement, the Company would not enter into this Agreement; accordingly, if AHM fails promptly to pay the Break-Up Fee and, in order to obtain such payment, the Company commences a suit which results in a judgment against AHM for the amount of the Break-Up Fee, AHM shall pay to the Company its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest thereon at the Applicable Rate on the date such payment was required to be paid.

            (d) The Company's payment of the Break-Up Fee pursuant to Section 8.2(b) above shall be the sole and exclusive remedy of AHM and New Holdco and any Subsidiary of AHM or New Holdco, against the Company, the Company Significant Stockholders and its Representatives with respect to the occurrences giving rise to such payment, except for liabilities or damages caused by the willful breach of any representations, warranties, covenants or agreements herein by the Company or the willful breach of any representations, warranties, covenants or agreements under any Company Voting Agreement by the respective Company Significant Stockholder.

            (e) AHM's payment of the Break-Up Fee pursuant to Section 8.2(c) above shall be the sole and exclusive remedy of the Company against New Holdco, AHM and any Subsidiary of AHM, the AHM Significant Stockholders and their respective Representatives with respect to the occurrences giving rise to such payment, except for liabilities or damages caused by the willful breach of any representations, warranties, covenants or agreements herein by AHM or the willful breach of any representations, warranties, covenants or agreements under any AHM Voting Agreement by the respective AHM Significant Stockholder.

      8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholder Approval, but, after any such approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Company's stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

      9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX. Nothing in this Section 9.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

      9.2 Notices. All notices and other communications hereunder shall be in writing (including telecopy, mail or other similar writing, but excluding e-mail) and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service, (c) on the tenth (10th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if given by any other means, when received at the address specified in this Section 9.2, except, in each case, for a notice of a change of address, which shall be effective only upon receipt thereof. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (a) if to AHM or New Holdco, to:

                  American Home Mortgage Holdings, Inc.
                  520 Broadhollow Road
                  Melville, New York  11747
                  Attention: Michael Strauss
                  Facsimile: (516) 714-2649
                  Email: mstrauss@americanhm.com

                  with a copy to:

                  Cadwalader, Wickersham & Taft LLP
                  100 Maiden Lane
                  New York, New York  10038
                  Attention: Louis J. Bevilacqua, Esq.
                  Facsimile: (212) 504-6666
                  Email: louis.bevilacqua@cwt.com

            (b) if to the Company to:

                  Apex Mortgage Capital, Inc.
                  865 South Figueroa Street, Suite 1800
                  Los Angeles, California  90017
                  Attention:  President and Chief Executive Officer
                  Facsimile: (213) 488-3366
                  Email:       philip.barach@tcw.com

                  with a copy to:

                  The TCW Group
                  865 South Figueroa Street, Suite 1800
                  Los Angeles, California  90017
                  Attention:  Philip K. Holl, Esq.
                  Facsimile: (213) 244-0290
                  Email:  philip.holl@tcw.com

                  and:

                  The TCW Group
                  865 South Figueroa Street, Suite 1800
                  Los Angeles, California  90017
                  Attention: Mr. William C. Sonneborn
                  Facsimile:  (213) 244-0134
                  Email:  william.sonneborn@tcw.com

                  and:

                  O'Melveny & Myers LLP
                  275 Battery Street, 26th Floor
                  San Francisco, California 94111-3305
                  Attention:  Peter T. Healy, Esq.
                  Facsimile:  (415) 984-8701
                  Email:  phealy@omm.com

      9.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The inclusion of any matter in the Company Disclosure Schedule or the AHM Disclosure Schedule in connection with any representation, warranty, covenant or agreement that is qualified as to materiality or "Material Adverse Effect" shall not be an admission by the party delivering such disclosure schedule that such matter is material or would have a Material Adverse Effect.

      9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when each party shall have received counterparts hereof signed by all other parties hereto, it being understood that the parties need not sign the same counterpart.

      9.5 Damages; Equitable Relief. The parties hereto acknowledge that monetary damages are an adequate remedy for breach of this Agreement, and that neither party hereto shall be entitled to specific performance, injunctive relief, or other equitable remedies for the breach or anticipated breach hereof; provided, however, that any party hereto may obtain equitable relief to compel payments contemplated by Section 8.2 hereof in accordance with the terms thereof.

      9.6 Entire Agreement; Third Party Beneficiaries.

            (a) Integration. This Agreement together with the Company Disclosure Schedule, the AHM Disclosure Schedule, the exhibits hereto and the Transaction Documents constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement which shall survive both the execution and the delivery of this Agreement.

            (b) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.8 hereof (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

      9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, Order or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

      9.9 Waiver of Jury Trial. Each party to this Agreement waives, to the fullest extent permitted by applicable Law, any right it may have to a jury trial in respect of any action, suit or proceeding arising out of or relating to this Agreement.

      9.10 Submission to Jurisdiction. Each of AHM, New Holdco and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any party hereto or its successors and assigns may be brought and determined in the State courts located in New York County or in the United States District Court for the Southern District of New York, in each case having subject matter jurisdiction, and each of AHM, New Holdco and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. By both the execution and the delivery of this Agreement, the Company appoints O'Melveny & Myers LLP (or at such other place within the State of New York as my be designated for such purpose), as its agent upon which process may be served in any such legal action or proceeding. Service of process upon such agent, together with notice of such service given to the Company in the manner specified in Section 9.2 hereof, shall be deemed in every respect effective service of process upon the Company in any legal action or proceeding. Nothing herein shall in any way be deemed to limit the ability of AHM to serve any writs, process or summons in any other manner permitted by applicable Law or Order or to obtain jurisdiction over the Company in such other jurisdictions and in such manner as may be permitted by applicable Law or Order. Each of AHM, New Holdco and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense or counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.10, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law or Order, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything contained herein to the contrary, AHM understands and agrees that this
Section 9.10 is not intended to and shall not be deemed to be a consent by the Company to jurisdiction for any purpose other than the limited purpose of enforcing this Agreement in accordance with its terms.

      9.11 Definitions. As used in this Agreement:

            (a) "Affiliate" of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first mentioned Person.

            (b) "Applicable Rate" means a rate per annum equal to the "prime rate" as set forth in The Wall Street Journal "Money Rates" column plus one percent (1%).

            (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

            (d) "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of California or New York are authorized or obligated to close.

            (e) "Certificates" means certificates representing shares of Company Capital Stock.

            (f) "Contracts" means any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation or instrument.

            (g) "knowledge" when used with respect to any party means the knowledge of any senior executive officer of such party after reasonable inquiry.

            (h) "Laws" means any statute, law, ordinance, rule, regulation, whether federal, state, local or foreign, including, without limitation, (i) the Sarbanes-Oxley Act of 2002 and (ii) the rules and regulations of AMEX and NASDAQ.

            (i) "Liens" means all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

            (j) "Material Adverse Effect" means, with respect to any Person, any change affecting, or condition having an effect on, such Person and its Subsidiaries, if any, (i) that is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, if any, taken as a whole, (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of such Person to consummate the Merger before the Termination Date, (iii) that would, or would be reasonably be expected to, prevent or materially impair the ability of such Person to operate its or any of its Subsidiaries' businesses following the Effective Time, or (iv) in the case of the Company, that could reasonably be expected to prevent or materially impair the Company from qualifying as a REIT prior to the Effective Time or, in the case of AHM or New Holdco, that could reasonably be expected to prevent or materially impair New Holdco from qualifying as a REIT on or after the Effective Time; provided, however, that any such change or effect having the results described in the foregoing (i) through (iv) that results from (A) a change in law, rule or regulation, or GAAP or interpretations thereof that applies to both AHM and the Company, (B) general economic or market conditions, including, without limitation, changes in interest rates, or (C) economic or market conditions in the mortgage industry generally shall not be considered when determining whether a Material Adverse Effect on such Person or its Subsidiaries has occurred, except to the extent that such change or effect disproportionately affects such Person or its Subsidiaries in any material respect; provided, further, that a decline in the share price of the Person resulting from the public announcement of this Agreement and the proposed Merger shall not be deemed a Material Adverse Effect on such Person.

            (k) "Orders" means any judgment, order or decree, whether federal, state, local or foreign.

            (l) "Person" means a natural person, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Entity, other entity or group (as defined in the Exchange Act).

            (m) "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, (A) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (B) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

            (n) "the other party" means, with respect to the Company, AHM and New Holdco, and means, with respect to AHM or New Holdco, the Company.

            (o) "Third Party" means any person other than the Company, New Holdco, AHM and their respective affiliates.


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      IN WITNESS WHEREOF, AHM, New Holdco and the Company have caused this
Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                    AMERICAN HOME MORTGAGE HOLDINGS, INC.,
                                    a Delaware corporation



                                    By:    /s/ Michael Strauss
                                       ---------------------------------------





                                    AHM NEW HOLDCO, INC.,
                                    a Maryland corporation



                                    By:  /s/ Michael Strauss
                                       ---------------------------------------



                                    APEX MORTGAGE CAPITAL, INC.,
                                    a Maryland corporation



                                    By:  /s/ Philip Barach
                                       ---------------------------------------




               [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]